                                                                    EXHIBIT 10.1

File No. 1197/2007 P

                        Notarized in the City of Cologne

                In the offices of Freshfields Bruckhaus Deringer,

                           Heumarkt 14, 50667 Cologne,

              Where the notary came on the request of the parties,

                          this 9th and 10th June 2007.

                Before Notary Public Dr. Klaus Piehler at Cologne

                                    appeared

1.   Dr. Robert Bewilogua, born 20 April 1974, business address Mainzer
     Landstra(beta)e 46, 60325 Frankfurt a.M., duly identified by means of his valid German identity card, not acting in his own name but as representative upon power of attorney submitted to the notary in the original for AUTOMOTIVE SEALING SYSTEMS S.A., a stock corporation organised under the laws of Luxembourg with seat at Luxembourg, Luxembourg, and registered with the Registre de Commerce et des Societes (Luxembourg) under docket number B 75244, Avenue de la Gare 65, 1611 Luxembourg, Luxembourg,

          - Automotive Sealing Systems S.A. hereinafter also referred to as the
          "SELLER"),

2.   Mr. Franz Aleth, born 2 November 1964, business address Heumarkt 14, 50667
     Koln, personally known to the notary, not acting in his own name but

     a)   as representative on the basis of a power of attorney submitted to the notary in the original for Cooper Standard Automotive Inc., a corporation organized under the laws of Ohio, USA, with seat at 39550
          Orchard Hill Place, Novi, MI 48375, USA

     (Cooper Standard Automotive Inc. hereinafter also referred to as the
     "PURCHASER 1"),

     b)   as representative on the basis of a power of attorney submitted to the notary in the original for CSA Germany GmbH & Co. KG, a limited partnership established

          under the laws of Germany, registered in the commercial register of the County Court of Cologne (HRA 25019), with seat at Cologne,
          Heumarkt 14, 50667 Cologne,

          (CSA Germany GmbH & Co. KG hereinafter also referred to as the
          "PURCHASER 2"),

          (the Purchaser 1 and the Purchaser 2 hereinafter also collectively referred to as the Purchasers; Seller and the Purchasers hereinafter also collectively referred to as the "PARTIES", and each of them as a
          "PARTY")

The persons appearing requested the following declarations to be recorded in the
English language. The notary who speaks English ascertained that the parties appearing have command of the English language.

The persons appearing then declared:

The Parties hereby enter into the

                                SALE AND PURCHASE
                                    AGREEMENT

which together with the annexes and exhibits to it is taken as attachment this agreement.

                                   ----------

MAPS GmbH owns real estate.

The notary has pointed out, that notice of any transfer of shares in a limited liability company according to Section 16 of GmbH-Act has to be given to the
Company, and according to Section 40 GmbH-Act to the court in which the Company is registered, after the transfer has become effective, and that Transferee may not be treated as shareholder by the Company, before the Company has been notified of the transfer.

The notary has further drawn the attention of the parties to sections 22 and 24 of the GmbH-Gesetz.

Formal reference is made to annexes 1.4, 5.1, 7.5, 7.7, 7.8.1, 7.11.1, 7.11.2,
7.11.4, 7.16.1, 7.16.1(b) 7.16.2, 7.18, 7.20, 8.5(a), and 8.6 as well as the annexes to the IP License Agreements taken as Annex 4.6(11) to the attachment to the Sale and Purchase Agreement (Verweisung gema(beta) Section 14 BeurkG). These annexes have been submitted to the persons

appearing for inspection and signed by them on each page. The persons appearing waived their right to have these documents read out to them.

                                  This document

and the agreement taken as attachment to this document together with the other annexes were read out by the Notary Public to the persons appearing, approved by them and signed by them and the Notary Public.

                                        gez. R. Bewilogua
                                             gez. Aleth
                                        gez. Piehler, Notary

================================================================================

                           SALE AND PURCHASE AGREEMENT

                    REGARDING THE SALE AND PURCHASE OF SHARES

                                       IN

                METZELER AUTOMOTIVE PROFILE SYSTEMS EUROPE GMBH,

                 METZELER AUTOMOTIVE PROFILE SYSTEMS ITALY SPA,

               AND METZELER AUTOMOTIVE PROFILES INDIA PRIVATE LTD.

================================================================================

                                DATED 9 JUNE 2007

                                                                    Page 1 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

                           SALE AND PURCHASE AGREEMENT

by and between

AUTOMOTIVE SEALING SYSTEMS S.A.

Avenue de la Gare 65, 1611 Luxembourg, Luxembourg

                                 (hereinafter also referred to as the "SELLER"),

AND

1.   COOPER STANDARD AUTOMOTIVE INC.

39550 Orchard Hill Place, Novi, MI 48375, USA

                            (hereinafter also referred to as the "PURCHASER 1"),

2.   CSA GERMANY GMBH & CO. KG

registered with the commercial register of the local court of Cologne under HRA
25019,

                            (hereinafter also referred to as the "PURCHASER 2"),

(the Purchaser 1 and the Purchaser 2 hereinafter also collectively referred to as the Purchasers; Seller and the Purchasers hereinafter also collectively referred to as the "PARTIES", and each of them as a "PARTY")

dated 9 June 2007.

                                                                    Page 2 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

    3.2  Transfer of Seller's Share in MAPS Europe GmbH / Separate Transfer

                                                                    Page 3 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

                                                                    Page 4 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

                                                                    Page 5 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

RECITALS

WHEREAS, Purchaser 1 is a global automotive supplier, providing weather sealing products, fluid handling products, and noise, vibration and harshness control products to motor vehicle manufacturers worldwide;

WHEREAS, Purchaser 2 is an indirect subsidiary of Purchaser 1,

WHEREAS, Seller through certain of its Affiliates engages in the automotive weather sealing business;

WHEREAS, the Seller wishes to divest certain parts of its automotive weather sealing business by selling all of its shares in (i) Metzeler Automotive Profile
Systems Europe GmbH ("MAPS EUROPE GMBH"), (ii) Metzeler Automotive Profile
Systems Italy S.p.A. ("MAPS ITALY"), and (iii) Metzeler Automotive Profiles
India Private Ltd ("MAP INDIA") and their respective subsidiaries - MAPS Europe
GmbH, MAPS Italy and MAP India hereinafter collectively referred to as the
"TARGET COMPANIES" - and the Purchasers wish to acquire these shares.

NOW, THEREFORE, the Parties agree as follows:

1.     DEFINITIONS AND INTERPRETATION

1.1    CAPITALIZED TERMS

       Capitalized Terms used in this Agreement shall have the meaning set forth in Annex 1.1.

1.2    REFERENCES

1.2.1  A reference to any statute or statutory provision shall be construed as a reference to the same as it has been in force as of Signing, unless indicated otherwise.

1.2.2  References to any defined term in the singular shall, if the context so demands, also include the plural and vice versa.

1.2.3  References to any German legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than
       Germany, be interpreted to include the legal concept which most closely corresponds in that jurisdiction to the German legal term. In this

                                                                    Page 6 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       Agreement where a German term has been inserted in italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this
       Agreement.

1.3    HEADINGS

       Headings are for convenience only and do not affect the interpretation of this Agreement.

1.4    ANNEXES

       Annexes and any other attachments hereto as set forth in Annex 1.4 form part of this Agreement and any reference to this Agreement shall include such Annexes and other attachments hereto.

2.     CORPORATE STRUCTURE

2.1    MAPS EUROPE GMBH

2.1.1  MAPS Europe GmbH is a limited liability company (Gesellschaft mit beschrankter Haftung) duly organized under the laws of Germany with registered office at Lindau and registered with the Commercial Register of the Lower Court (Amtsgericht) at Kempten under HRB 4748.

2.1.2  The registered share capital (Stammkapital) of MAPS Europe GmbH amounts to EUR 7,700,000.00 (seven million, seven hundred thousand Euros)
       (hereinafter referred to as the "REGISTERED SHARE CAPITAL OF MAPS EUROPE
       GMBH"), represented by one share, which is held by the Seller ("SELLER'S
       SHARE IN MAPS EUROPE GMBH).

2.1.3  MAPS Europe GmbH holds:

       (1)   100% of the shares in METZELER Automotive Profile Systems GmbH
             ("MAPS GMBH"), a limited liability company (Gesellschaft mit beschrankter Haftung) duly organized under the laws of Germany with registered office at Lindau and registered with the Commercial
             Register of the Lower Court (Amtsgericht) at Kempten under HRB
             4153, having a registered share capital (Stammkapital) in the amount of EUR 30,680,000.00 (thirty million, six hundred and eighty thousand Euros) and

       (2)   100% of the shares in Metzeler Automotive Profile Systems
             Dzierzoniow sp. z.o.o. ("MAPS DZIERZONIOW"), a limited liability company (spolka z ograniczona odpowiedzialnoscia) duly organized under the laws of Poland with registered office at Dzierzoniow and registered with the National Court Register (commercial) (Krajowy
             Rejestr Sadowy) under KRS No. 45644, having a registered share capital (kapital zakladowy) in the amount

                                                                    Page 7 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

             of PLN 13,839,000.00 (thirteen million eight hundred thirty nine thousand Polish Zloty).

2.1.4  MAPS GmbH holds:

       (1)   100% of the shares in METZELER Technical Rubber Systems GmbH ("MTRS
             GMBH"), a limited liability company (Gesellschaft mit beschrankter
             Haftung) duly organized under the laws of Germany with registered office at Edingen-Neckarhausen and registered with the Commercial
             Register of the Lower Court (Amtsgericht) at Mannheim under HRB
             337880, having a registered share capital (Stammkapital) in the amount of EUR 250,000.00 (two hundred and fifty thousand Euros);
             and

       (2)   100% of the shares in Metzeler Kautschuk Unterstutzungskasse
             Gesellschaft mit beschrankter Haftung ("MKU GMBH"), a German limited liability company (Gesellschaft mit beschrankter Haftung)
             duly organized under the laws of Germany with registered office at
             Munchen and registered with the Commercial Register of the Lower
             Court (Amtsgericht) at Munchen under HRB 52857, having a registered share capital (Stammkapital) in the amount of EUR 50,000.00 (fifty thousand Euros); and

       (3)   100% of the shares in Metzeler Automotive Profile Systems Polska
             sp. z.o.o. ("MAPS POLSKA"), a limited liability company (spolka z ograniczona odpowiedzialnoscia) duly organized under the laws of
             Poland with registered office at Dzierzoniow and registered with the National Court Register (commercial) (Krajowy Rejestr Sadowy)
             under KRS No. 55055, having a registered share capital (kapital zakladowy) in the amount of PLN 60,000,000.00 (sixty million Polish
             Zloty); and

       (4)   100% of the shares in Metzeler Automotive Profiles Baranowitschi
             GmbH ("MAP BELARUS"), a Belorussian limited liability company, duly organized under the laws of the Republic of Belarus, with
             registered office at Brest/Belarus and registered with the Public
             Central Register for Legal Entities of the Republic of Belarus
             under number 290478219, having a registered share capital in the amount of USD 20,000.00 (twenty thousand Dollars).

2.1.5  The following domination and profit and loss pooling agreements
       (Beherrschungs- und Gewinnabfuhrungsvertrag) are in place in Germany:

       (1)   MAPS Europe GmbH and MAPS GmbH have entered into a domination and profit and loss pooling agreement (Beherrschungs- und
             Gewinnabfuhrungsvertrag) dated 20 December 2002, a copy of which was provided in the Data Room.

                                                                    Page 8 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       (2)   MAPS GmbH and MTRS GmbH have entered into a domination and profit and loss pooling agreement (Beherrschungs- und
             Gewinnabfuhrungsvertrag) dated 22 November 2002), a copy of which was provided in the Data Room.

2.1.6  By share pledge agreements dated 14 April 2005,

       (1)   Seller has pledged Seller's Share in MAPS Europe GmbH;

       (2)   MAPS Europe GmbH has pledged its share in MAPS GmbH; and

       (3)   MAPS Europe GmbH has pledged its shares in MAPS Dzierzoniow to The Royal Bank of Scotland plc. ("RBS").

2.1.7  By a Polish share pledge agreement dated 28 April 2005, MAPS GmbH has pledged its shares in MAPS Polska to RBS.

2.2    MAPS ITALY

2.2.1  MAPS Italy is a stock corporation (societa per azioni) established under the laws of Italy with registered office at 10073 Cirie (TO), via Torino
       140, and registered with the Registry of Enterprises of Turin under no.
       06816540014.

2.2.2  The issued and fully paid up share capital of MAPS Italy amounts to EUR
       22,464,000.00 (twenty-two million, four hundred and sixty-four thousand
       Euros) (hereinafter referred to as the "SHARE CAPITAL OF MAPS ITALY").
       The Share Capital of MAPS Italy is divided into 43,200,000.00
       (forty-three million, two hundred thousand) ordinary shares par value EUR
       0.52 (zero point fifty-two Euros) each, all of which are held by the
       Seller (hereinafter collectively referred to as the "SELLER'S SHARES IN
       MAPS ITALY").

2.2.3  MAPS Italy holds:

       (1)   100% of the shares in Metzeler Automotive Profile Systems Piotrkow
             sp. z.o.o. ("MAPS PIOTRKOW"), a limited liability company (spolka z ograniczona odpowiedzialnoscia) duly organized under the laws of
             Poland with registered office at Warszawa and registered with the
             National Court Register (commercial) (Krajowy Rejestr Sadowy) KRS
             No. 18171, having a registered share capital (kapital zakladowy) in the amount of PLN 2,758,000.00 (two million seven hundred fifty eight thousand Polish Zloty);

       (2)   99.9% of the shares in Metzeler Automotive Profile Systems Benelux
             NV ("MAPS BENELUX"), a limited liability company (Naamloze
             Vernootschop) duly organized under the laws of Belgium with registered office at Vliegtuiglaan 5, 9000 Gent,

                                                                    Page 9 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

             Belgium, and registered with the Register of Legal Entities of
             Brussels under number 0414.394.391, having a registered share capital of 94,500 shares in the amount of EUR 1,768,450 (one million seven hundred and sixty-eight thousand and four hundred and fifty Euros); one share in MAPS Benelux is held by Metzeler
             Automotive Profile Systems Transieres S.A.

       (3)   47.5% of the shares in Shanghai SAIC-Metzeler Sealing Systems Co
             Ltd ("SHANGHAI SAIC-METZELER"), a joint venture in the form of a limited liability company (Sino-foreign joint venture) duly established under the laws of the Peoples' Republic of China with registered office at No. 4600 Wai Qing Song Rd., Qingpu District,
             Shanghai, PRC and registered with Shanghai Municipal Administration of Industry and Commerce, having a registered capital of USD
             21,930,000.00 (twenty-one million, nine hundred thirty thousand US
             Dollars), which has been fully paid up. The registered capital of
             Shanghai SAIC-Metzeler is currently held 47.5% by Shanghai
             Automotive Industry Corporation (Group), 47.5% by MAPS Italy and 5%
             by Shanghai Qinpu Zhaotun Collective Asset Management Company; and

       (4)   MAPS Italy also holds 100% of the shares in Metzeler Automotive
             Profile Systems VLM SAS, a limited liability company, duly organized in Briey (54) under the laws of France with registered office at 38, avenue Hoche a Paris 75008 and registered with the
             Registre du Commerce et des Societes de Paris under number
             349537498 ("MAPS VLM"). For the avoidance of doubt, the shares in
             MAPS VLM will be sold and transferred to the Seller (or a
             Luxembourg corporation wholly owned and nominated by it) prior to
             Closing for a consideration of approximately EUR 2,146,771.00 (two million one hundred forty six thousand seven hundred seventy one
             Euros); and all liabilities and obligations between MAPS VLM and
             Target Group Companies shall be terminated and settled, except for trading liabilities (Verbindlichkeiten aus Lieferungen und
             Leistungen) in the ordinary course of business.

2.2.4  Shanghai SAIC-Metzeler holds:

       (1)   70% of the shares in SAIC-Metzeler Sealing Systems (Huai'an) Co.
             Ltd., a Sino-foreign joint venture in the form of a limited liability company duly established under the laws of the People's
             Republic of China. The remaining 30% of the shares in SAIC-Metzeler
             Sealing Systems (Huai'an) Co., Ltd. are held by Huai'an Chemical
             Assets Operation Co. Ltd.; and

                                                                   Page 10 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       (2)   70% of the shares in SAIC-Metzeler Sealing Systems (Guangzhou) Co.
             Ltd. a Sino-foreign joint venture in the form of a limited liability company duly established under the laws of the Peopole's
             Republic of China. The remaining 30% of the shares in SAIC-Metzeler
             Sealing Systems (Guangzhou) Co., Ltd. are held by Hong Kong China
             Lounge Investments Ltd.

2.2.5  Seller has pledged all of Seller's shares in MAPS Italy to RBS by share pledge agreement dated 14 April 2005.

2.3    MAP INDIA

2.3.1  MAP India is a limited liability company duly organized under the laws of
       India with registered office at New Delhi and registered with the
       Registrar of Companies, NCT of Delhi and Haryana, India. MAP India is a
       joint venture between Seller and Toyoda Gosei Co Ltd ("TOYODA"), a company incorporated in Japan. A copy of the Joint Venture Agreement between Schlegel Corporation, Toyoda, Seller and MAP India was provided in the Data Room ("MAP INDIA JVAGREEMENT").

2.3.2  The share capital of MAP India amounts to 225,546,700 Indian Rupees
       (hereinafter referred to as the "SHARE CAPITAL OF MAP INDIA"). 74% of the
       Share Capital of MAP India are held by the Seller (hereinafter collectively referred to as the "SELLER'S SHARES IN MAP INDIA"), the remaining 26 % are held by Toyoda.

3.     SALE AND PURCHASE OF THE SHARES; RIGHT TO PROFITS

3.1    SALE AND PURCHASE OF THE SHARES; RIGHT TO PROFITS

       The Seller hereby sells, and the Purchasers hereby purchase, upon the terms and conditions of this Agreement and with effect as of the Closing
       Date, all of the Seller's shares in the Target Companies:

       (1)   The Seller hereby sells, and the Purchaser 1 hereby purchases, all of the Seller's Shares in MAPS Italy and all of the Seller's Shares
             in MAP India;

       (2)   The Seller hereby sells, and the Purchaser 2 hereby purchases, all of the Seller's Share in MAPS Europe GmbH;

       (3)   The Purchaser 1 shall have the right to withdraw (Rucktrittsrecht)
             as purchaser from this Agreement in respect of the Seller's Shares in MAPS Italy if this does not delay Closing and if the substitute purchaser(s) adhere(s) to this Agreement in notarial form prior to the Closing, such right to be exercised in writing at Purchaser's 1 discretion and notified not later than two (2) weeks prior to the
             Closing.

                                                                   Page 11 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

             If this right is exercised, the Purchaser 1 shall designate in writing a direct or indirect wholly owned subsidiary of the
             Purchaser 1 as the new purchaser under this Agreement (the
             "SUBSTITUTE PURCHASER"). The adherence deed shall be entered into substantially in the form set out in Annex 3.1(2). If the Purchaser
             1 exercises its right to withdraw in compliance with the
             requirements described above, then the Substitute Purchaser shall ipso jure and immediately become the purchaser under this Agreement for the relevant Shares and be treated as though it had been the original purchaser for the relevant Shares under this Agreement and have all and the same rights and obligations in respect of the relevant Shares as the Purchaser 1 had under this Agreement.

             The original Purchaser 1 shall remain jointly and severally liable for any and all obligations of the original Purchaser 1 and the
             Substitute Purchaser under and/or in connection with this
             Agreement.

       (4)   To the extent the same is not owned by a Target Group Company on
             Closing, the Seller hereby procures to sell to a purchaser nominated by Purchaser 1 the one share held by Metzeler Automotive
             Profile Systems Transieres S.A. in MAPS Benelux at a par value of
             EUR 18.71 (eighteen Euros and seventy-one cents) per share.

       It is understood that the sale hereunder (as well as all other provisions hereof) shall in any case apply to all present and future shares held by the Seller in the Target Companies, even if such Shares should have a par value other than as set forth in Section 2. The sale and purchase of the
       Shares hereunder shall include any and all rights pertaining to the
       Shares, including, without limitation, the right to receive dividends, which have not yet been distributed prior to the Closing Date.

3.2    TRANSFER OF SELLER'S SHARE IN MAPS EUROPE GMBH / SEPARATE TRANSFER
       DOCUMENTS FOR OTHER SHARES

3.2.1  The Seller hereby transfers to the Purchaser 2 the Seller's Share in MAPS
       Europe GmbH subject to the condition precedent of the payment of the amounts stipulated in Section 5.2.3 below. The Purchaser 2 hereby accepts such transfer.

3.2.2  The Seller and the Purchasers agree that the other Shares (i.e. other than Seller's Share in MAPS Europe GmbH) sold and purchased hereunder are not transferred by virtue of this Agreement, but will be transferred with effect "in rem" (mit dinglicher Wirkung) at the Closing by means of separate transfer documents or any such other documents and instruments

                                                                   Page 12 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       which the Purchasers reasonably request to be executed and delivered in order to pass title to the other Shares to the Purchasers.

3.3    RIGHT TO COMPANIES' NAME, TRADEMARKS ETC.

       (1)   The Purchasers, the Target Companies and the direct or indirect subsidiaries of the Target Companies as referred to in Section 2, including, for the avoidance of doubt, only participations representing more than 50% of the share capital or voting rights, and excluding MAPS VLM ("SUBSIDIARIES") (the Target Companies and
             the Subsidiaries collectively referred to in this Agreement as the
             "TARGET GROUP COMPANIES" and each of them a "TARGET GROUP COMPANY")
             and their successors and assignees shall be entitled, but in no way obliged, to operate under the present names of the Target Group
             Companies or variations thereof, provided that nothing herein shall obligate the Target Group Companies to operate under such names and that nothing herein shall be construed explicitly or implicitly as a warranty, guarantee or other undertaking as to whether the Target
             Group Companies have or will have such rights.

       (2)   Notwithstanding the foregoing for a period of one (1) year (in the case of North America two (2) years) from the Closing Date the
             Seller and its Affiliates shall be for the aforementioned time period irrevocably permitted to use the "Metzeler" name as currently used as part of their corporate names, trading names, domain names, logos and for all other purposes of their businesses, products and marketing (subject always to any restrictions arising under licenses from third parties in respect of the "Metzeler"
             name), provided that any packaging, products or marketing materials bearing the "Metzeler" name including as part of a corporate name then in existence may be used or sold for a maximum transitional period of six months after expiry of the relevant period. If the
             Seller sells any entity which is at the date hereof an Affiliate it shall grant the foregoing right to use the "Metzeler" name and impose the foregoing restrictions upon the purchaser. For the avoidance of doubt, nothing herein shall be construed explicitly or implicitly as a warranty, guarantee or other undertaking as to whether the Purchasers or any of the Target Group Companies have or will have have such rights.

4.     CLOSING; CONDITIONS PRECEDENT

4.1    CLOSING; CLOSING DATE

       The consummation of the transactions contemplated by this Agreement
       (heretofore and hereinafter referred to as the "CLOSING") shall, unless

                                                                   Page 13 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       otherwise agreed by the Parties, take place after satisfaction or waiver of all Conditions Precedent as follows:

       (a)   if the last Condition Precedent under Section 4.2.1 is satisfied five (5) Business Days or more before the last day of a calendar month, Closing shall take place on the last day of that calendar month; or

       (b)   if the last Condition Precedent under Section 4.2.1 is satisfied in the last five (5) Business Days of a calendar month, Closing shall take place on the fifth (5th) Business Day following satisfaction of that Condition Precedent; but

       (c)   at the earliest on the day on which a 60-day period following the
             Signing Date has expired.

       The Closing will take place at the offices of Clifford Chance in
       Frankfurt, Germany (with certain Closing items possibly executed elsewhere). The date on which Closing occurs is hereinafter referred to as the "CLOSING DATE".

4.2    CONDITIONS PRECEDENT

       The obligation to carry out the Closing shall be subject to the satisfaction of each of the following conditions precedent (aufschiebende
       Bedingungen) (heretofore and hereinafter collectively referred to as the
       "CONDITIONS PRECEDENT", and each of them a "CONDITION PRECEDENT"):

4.2.1  (1)   The German Federal Cartel Office (Bundeskartellamt) shall have cleared the transaction. This condition shall be deemed satisfied if (i) the Purchasers and / or the Seller has received a written notice from the German Federal Cartel Office that it will not prohibit the acquisition, or (ii) the German Federal Cartel Office fails to notify the Purchasers and / or Seller within one month after the pre-merger filing in accordance with Section 40 para. 1 clause 1 of the German Act Against Restraints on Competition (GWB)
             that it has commenced a formal investigation of the proposed acquisition, or (iii) the German Federal Cartel Office fails to issue an order in accordance with Section 40 para. 2 clause 1 GWB to the Purchasers and / or the Seller within four months after receipt of the pre-merger filing by the Federal Cartel Office, and no extension of the four-months period has been agreed with the
             Federal Cartel Office. Neither Purchasers nor Seller shall grant its consent and approval to any extension of the waiting periods without the prior written consent of the respective other Party involved; and

       (2)   All further antitrust clearances specified in Annex 4.2.2 shall have been received.

                                                                   Page 14 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

             For the purposes of Section 4.2.1, the Parties (i) undertake to furnish all information that has to be supplied by them in due time, completely and correct and (ii) will agree an approach and strategy for contacting the competent authorities for the antitrust clearances and making the filings in order to obtain as soon as possible the authorities' decisions regarding the proposed transaction.

4.2.2  No breach of Guarantee has occurred which constitutes a material adverse change to the assets, financial position, results of operations or business operations of the Target Group Companies taken as a whole, provided, however, that changes in the general economic and general legal environment and all other externalities of general application shall not constitute a material adverse change in this sense ("MATERIAL ADVERSE
       CHANGE").

4.2.3  Receipt of all necessary statutory consents and approvals from the
       Reserve Bank of India and the Foreign Investment Promotion Board in
       connection with the intended sale and transfer of the Seller's Shares in
       MAP India under this Agreement.

4.3    WAIVER OF CONDITIONS PRECEDENT

       The Purchasers shall be entitled in their absolute discretion, by written notice to the Seller, to waive the Condition Precedent set forth in
       Section 4.2.2.

4.4    OBLIGATIONS WITH RESPECT TO THE CONDITIONS PRECEDENT

       The Seller and the Purchasers shall inform each other in writing without undue delay (unverzuglich) as soon as any or all of the Conditions
       Precedent have been satisfied.

4.5    CONSEQUENCES OF NON-SATISFACTION OF THE CONDITIONS PRECEDENT

4.5.1  Both the Seller and the Purchasers shall have the right to rescind
       (zurucktreten) this Agreement by written notice by the rescinding Party to the other Party with a copy to the acting notary if the Condition
       Precedent set forth in Section 4.2.1 hereof has not been satisfied, at the latest, 4 months after the date of this Agreement.

4.5.2  The Purchasers shall have the right to rescind this Agreement by written notice to the Seller with a copy to the acting notary if the Condition
       Precedent set forth in Section 4.2.2 has not been satisfied or waived as of Closing.

4.5.3  Any rescission under this Section 4.5 shall be valid only if the recipient Party has received such written notice of rescission prior to the date on which the relevant Condition Precedent has been satisfied or waived.

                                                                   Page 15 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

4.6    CONSUMMATION OF THE TRANSACTIONS

       At the Closing the Parties shall simultaneously execute and deliver the following documents and take the following actions or cause such actions to be taken simultaneously:

       (1)   The Seller shall deliver duly executed resignation letters of Mr.
             Olivier Roux and. Dr. Gerd Siekmann as Managing Directors /
             Supervisory Board Members of the Target Group Companies, including a confirmation by such Managing Directors / Supervisory Board
             Members that they have no claims or rights against the Target Group
             Companies, provided they have been discharged from any claims against them by the competent body of relevant Target Group
             Company.

       (2)   Release of securities granted by, or over the Shares and the assets of the Target Group Companies which secure debt under the Senior
             Facilities Agreement conditional only on receipt by RBS of an amount equal to the financial debt of the Target Companies under the Senior Facilities Agreement (including all accrued interest, fees, penalties and similar obligations as at the Closing Date)
             (the "SECURED FINANCIAL DEBT"), i.e. (i) release of all pledges of shares in the Target Group Companies and (ii) release of other security instruments regarding the shares and / or the assets of the Target Group Companies, (iii) retransfer of all security transfers by Target Group Companies, and (iv) release of all Target
             Group Companies as obligors and / or guarantors in relation to the
             Senior Facilities Agreement with RBS and the documentation related thereto.

       (3)   [Intentionally blank].

       (4)   The Seller shall transfer the Seller's Shares in MAPS Italy to the
             Purchaser 1 by way of endorsing and transferring the share certificates to the Purchaser 1.

       (5)   The Seller shall transfer the Seller's Shares in MAP India, if on or prior to the Closing Date Toyoda has (i) waived the Toyoda
             Pre-emptive Right and (ii) given its consent to such transfer, including any necessary board approval.

       (6)   The Purchasers shall deliver true copies of all relevant clearances or statements of non-objection from the relevant authorities.

       (7)   The Seller shall deliver a certificate confirming that the
             Condition Precedent set forth in Section 4.2.2 has been satisfied as of the Closing Date.

       (8)   The Parties shall enter into the India Escrow Agreement, if required pursuant to Section 5.7 and 14.

                                                                   Page 16 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       (9)   The Parties shall enter into the China Escrow Agreement, if required pursuant to Section 5.8 and 15.

       (10)  The Parties shall enter into the Warranty Escrow Agreement, pursuant to Section 5.6.

       (11)  The Seller shall deliver an executed copy of the IP License
             Agreements.

       (12)  The Seller shall deliver an executed copy of the Supply Agreements.

       (13)  The Seller shall deliver the Updated Disclosure Letter.

       (14)  The Purchasers shall make the payments specified in Section 5.2.3.

       Upon completion of Closing, the Conditions Precedent shall be deemed to have been satisfied or waived.

5.     PURCHASE PRICE; CONDITIONS OF PAYMENT

5.1    PURCHASE PRICE

       The Purchase Price to be paid by the Purchasers for the Shares as sold and purchased hereunder shall be the aggregate of:

       (1)   an amount of EUR 100,000,000 (Euros one hundred million);

       less

       (2)   the aggregate amount of the Financial Debt as of the Closing Date as reflected in the Closing Date Balance Sheet

       plus

       (3)   the aggregate amount of Cash as of the Closing Date as reflected in the Closing Date Balance Sheet, provided that Cash received by MAPS
             Italy from the dividend referred to Section 5.1 (4) in excess of its 50 % entitlement described in Section 5.1 (4) shall be disregarded;

       plus

       (4)   50 % of the amount equal to MAPS Italy's entitlement to any dividend relating to the year 2006 resolved or declared by Shanghai
             SAIC-Metzeler or its shareholders on or prior to the Closing Date
             (to the extent such amount has not been received in Cash by MAPS
             Italy) on or before the Closing Date;

       less

       (5)   the amount, if any, by which the balance of Net Working Capital at the Closing Date as reflected in the Closing Date Balance Sheet falls short of EUR 23,200,000 (Euros twenty-three million two hundred thousand) ("NET REFERENCE WORKING CAPITAL");

                                                                   Page 17 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       plus

       (6)   the amount, if any, by which the balance of the Net Working Capital at the Closing Date as reflected in the Closing Date Balance Sheet exceeds the Net Reference Working Capital;

       less

       (7)   the net amount (if any) owing by the Target Group Companies to the
             Seller or Sellers Affiliates under the intercompany loan agreements set out in Annex 5.1 (the "INTER-COMPANY LOAN AGREEMENTS") (the
             "INTER-GROUP NET PAYABLE"); and

       plus

       (8)   the net amount (if any) owing by the Seller and its Affiliates to the Target Group Companies under the Inter-Company Loan Agreements
             (the "INTER-GROUP NET RECEIVABLE").

       The aggregate of the amounts under items (1) less (2) plus (3) plus (4)
       less (5) plus (6) less (7) plus (8) shall be referred to in this
       Agreement as the "PURCHASE PRICE". In case Toyoda exercises the Toyoda
       Pre-emptive Right, the Purchase Price shall be reduced by an amount equal to the MAP India Price ("REDUCED PURCHASE PRICE").

5.2    PRELIMINARY PURCHASE PRICE AND CLOSING PAYMENTS

5.2.1  No later than three Business Days before the anticipated Closing Date, the Parties, based on good faith estimates to be agreed by the Seller and the Purchasers, shall preliminarily determine the Purchase Price components as set forth in Section 5.1 and 12.1.3 and calculate an estimated purchase price on that basis ("PRELIMINARY PURCHASE PRICE"). If the Parties cannot reach an agreement on the Preliminary Purchase Price as provided for in the preceding sentence, the Preliminary Purchase Price shall be EUR 73,100,000 (in words: Euros seventy three million one hundred thousand). If Toyoda has duly exercised the Toyoda Pre-emptive
       Right and/or refused its consent to the transfer of Seller's Shares in
       MAP India to Purchaser 1 by the Closing Date, the Preliminary Purchase
       Price shall be reduced by an amount equal to the MAP India Price.

5.2.2  The Preliminary Purchase Price shall become due and payable at Closing against simultaneous transfer (Zug um Zug gegen Ubertragung) of the
       Shares; provided, however, that the Seller's Shares in MAP India, shall only be included in such transfer if Toyoda has waived the Toyoda
       Pre-emptive Right and given its consent to the transfer by the Closing
       Date.

5.2.3  The following payments shall be made by Purchasers at Closing:

       (1)   EUR 3,500,000 (Warranty Escrow) shall be paid into the Warranty
             Escrow Account;

                                                                   Page 18 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       (2)   if (a) Toyoda has not duly (i) exercised the Toyoda Pre-emptive
             Right, (ii) rejected the proposal to waive the Toyoda Pre-emptive
             Right or (iii) refused its consent to the transfer of the Seller's
             Shares in MAP India, and (b) Toyoda is not barred under the MAP
             India JVAgreement and the Shareholders Agreement / Articles /
             Statutes of MAP India from (i) exercising the Toyoda Pre-emptive
             Right or (ii) denying its consent to the contemplated share transfer by the Closing Date, then an amount equal to the MAP India
             Price (EUR 8,000,000) as reduced under section 14.2.2 (if relevant)
             shall be paid into the India Escrow Account;

       (3)   if the China Selling Note has been issued, then an amount equal to the MAP China Price (USD 15,300,000) shall be paid into the China
             Escrow Account;

       (4)   if the conditions set forth in Section 14.2.1 are fulfilled, an amount equal to the India WHT shall be paid to the relevant Tax
             Authorities in India;

       (5)   the amount equal to the Preliminary Purchase Price (i) less the amounts under (1), (2), (3) and (4) above and (ii) less an amount equal to the estimated Inter-Group Net Receivable (if any) shall be paid to the Seller;

       (6)   an amount equal to the Secured Financial Debt shall be paid to RBS;
             and

       (7)   an amount equal to the estimated Inter-Group Net Payable (if any)
             shall be paid to the Seller on behalf of the borrowers under the
             Inter Company Loan Agreements.

5.3    PURCHASE PRICE ADJUSTMENT

5.3.1  If following a final determination of the Purchase Price components set forth in Section 5.1 pursuant to the procedure provided for in Section 6 the Purchase Price is:

       (1)   higher than the Preliminary Purchase Price, the Purchasers shall pay to the Seller an amount equal to the amount by which the
             Purchase Price exceeds the Preliminary Purchase Price;

       (2)   lower than the Preliminary Purchase Price, the Seller shall pay to the Purchasers an amount equal to the amount by which the
             Preliminary Purchase Price exceeds the Purchase Price.

       For the avoidance of doubt, the fact that the India Escrow Amount and
       China Escrow Amount may or may not have been, or is to be, released to
       Purchasers or Seller, and any receivable or payable created by implementation of Section 15 shall be ignored for these purposes, i.e. it shall not affect the determination of the final Purchase Price.

                                                                   Page 19 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

5.3.2  Any such amount to be paid by either Purchasers or Seller ("PURCHASE
       PRICE ADJUSTMENT") shall be paid, plus interest at a rate of 5 % p.a. (on a 360 day year basis) from the Closing Date until the date of payment, as follows:

       (1)   any Purchase Price Adjustment owed by the Purchasers shall be paid by the Purchasers within five (5) Business Days after the Closing
             Date Balance Sheet has become final and binding upon the Seller and the Purchasers in accordance with Section 5.4 below into the
             Seller's Account; and

       (2)   any Purchase Price Adjustment owed by the Seller shall be paid by the Seller within five (5) Business Days after the Closing Date
             Balance Sheet has become final and binding upon the Seller and the
             Purchasers in accordance with Section 5.5 below into the
             Purchasers' Account.

5.4    PAYMENTS TO SELLER

       All payments owed by the Purchasers to the Seller under this Section 5 shall be paid by the Purchasers free and clear of costs and charges
       (except the costs of the receiving bank) in immediately available funds in Euros by wire transfer to the Seller's bank account kept with Fortis
       Banque Luxembourg, Swift Code: BGLLLULL, IBAN: LU 79 0030 0688 0364 0000,
       or such other bank account as may be notified in writing by the Seller to the Purchasers at least one week prior to the relevant payment date
       (heretofore and hereinafter referred to as the "SELLER'S ACCOUNT").

5.5    PAYMENTS TO PURCHASERS

       All payments owed by the Seller to the Purchasers under this Section 5 shall be paid by the Seller free and clear of costs and charges (except the costs of the receiving bank) in immediately available funds in Euros by wire transfer to the Purchasers' bank account kept with JP Morgan
       Chase - London, Swift Code: CHASGB2L, IBAN (Account):
       GB79CHAS60924233018401, or such other bank account as may be notified in writing by the Purchasers to the Seller at least one week prior to the relevant payment date (heretofore and hereinafter referred to as the
       "PURCHASERS' ACCOUNT").

5.6    WARRANTY ESCROW; INSURANCE

       As security for Guarantee Claims and other claims of the Purchasers under this Agreement, Purchasers will withhold the amount of EUR 3,500,000 from the Purchase Price ("WARRANTY ESCROW"). The Warranty Escrow shall be paid into the escrow account (the "WARRANTY ESCROW ACCOUNT") based on an escrow account agreement to be entered into by the Parties and the Escrow
       Agent substantially in the form attached hereto as ANNEX

                                                                   Page 20 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       5.6 (the "WARRANTY ESCROW AGREEMENT"). The funds in the Warranty Escrow
       Account shall be held on the following terms:

5.6.1  Any fees of the escrow agent or other charges in connection with the
       Warranty Escrow Account shall be charged to the Warranty Escrow Account.

5.6.2  Any interest generated on the Warranty Escrow Account (subject to any deduction of tax at source) shall be credited to the Warranty Escrow
       Account. The Seller and the Purchasers shall agree jointly the interest periods applying to the funds contained in the Warranty Escrow Account from time to time and instruct the escrow agent holding the Warranty
       Escrow Account accordingly; in the absence of such agreement the interest period shall be (i) the calendar month (Monatsgeld) except (ii) if the period until the end of the Warranty Escrow Period (or until payment of a claim to Purchasers is due) is less than a calendar month, in which case it shall be one day (Tagesgeld). At the Closing, the Seller and the
       Purchasers shall authorize and instruct the escrow agent holding the
       Warranty Escrow Account to invest such funds accordingly.

5.6.3  Subject to Section 5.6.4 below, the funds in the Warranty Escrow Account
       (including interest) ("WARRANTY ESCROW FUNDS") shall be retained and dealt with as follows:

       (1)   the Warranty Escrow Funds shall be retained until 31 March 2009
             (the "INITIAL WARRANTY ESCROW PERIOD");

       (2)   prior to, but with effect from, the expiry of the Initial Warranty
             Escrow Period the Seller and the Purchasers shall issue joint instructions to the escrow agent to release such portion of the
             Warranty Escrow Funds (if any) as exceeds the aggregate of (i) EUR
             1,250,000 (in words: Euro one million two hundred and fifty thousand) (the "EXTENDED TAX ESCROW") and (ii) the amount of claims notified in accordance with Section 5.6.4 prior to 31 March 2009;

       (3)   the Extended Tax Escrow (including interest) ( the "EXTENDED TAX
             ESCROW FUNDS") shall be retained in the Warranty Escrow Account until 30 June 2010 (the "EXTENDED TAX ESCROW PERIOD") solely to secure claims of the Purchasers under Section 9.1 (Tax Indemnity).
             At the end of the Extended Tax Escrow Period (subject to Sections
             5.6.5 to 5.6.7 below) the Seller and the Purchasers shall issue joint written instructions to the escrow agent to release the
             Extended Tax Escrow Funds to the Seller.

5.6.4  The Purchasers shall not be obligated to issue written instructions pursuant to Section 5.6.3 above to the extent that they have:

                                                                   Page 21 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       (1)   notified the Seller prior to the expiry of the Initial Warranty
             Escrow Period or, in the case of claims under Section 9.1 only, the
             Extended Tax Escrow Period of any Guarantee Claim or other claim under this Agreement (such notice to include a statement of the facts upon which the Guarantee Claim or other claim is based and the amount of the Guarantee Claim or the other claim to the extent that such amount has been determined at the time when such notice is given) and such Guarantee Claim or other claim has not been waived by the Purchasers or settled; or

       (2)   commenced arbitration proceedings to pursue such Guarantee Claim or other claim within six (6) months of such notification pursuant to
             (1) above, unless any such Guarantee Claim or other claim has been waived by the Purchasers or settled.

       For the avoidance of doubt, the Purchasers' right not to issue written instructions pursuant to Section 5.6.3 above shall be limited, in the case of (1) above, to the amount notified to the Seller and, in the case of (2) above, to the amount claimed in such arbitration proceedings.

5.6.5  To the extent that any Guarantee Claim or other claim shall have been agreed by the Parties or determined by a final and binding award of the competent arbitration tribunal, the Purchasers and the Seller shall immediately upon such agreement or determination issue joint written instructions to the escrow agent to pay the amount of such Guarantee
       Claim or other claim from the Warranty Escrow Account to the Purchasers.

5.6.6  In the event of a Purchase Price Adjustment pursuant to Section 5.3.1 (2)
       above, an amount equal to such Purchase Price Adjustment shall be released from the Warranty Escrow Account upon determination of the amount of such Purchase Price Adjustment pursuant to Section 6, and any such amount shall first be released from the Warranty Escrow Funds. The
       Purchasers and the Seller shall immediately issue joint written instructions to the Escrow Agent to pay such amount equal to such
       Purchase Price Adjustment from the Warranty Escrow Account to the
       Purchasers.

5.6.7  Each of the Purchasers and the Seller undertakes to issue instructions for payment from the Warranty Escrow Account of the amounts due under the above sections without undue delay.

5.6.8  Subject to Section 8.4, any rights and / or obligations of the Purchasers under this Section 5.6 do not limit or restrict any claims of the
       Purchasers under this Agreement and the Warranty Escrow Funds shall be held only as security and collateral for any claims of the Purchasers under this Agreement (and in the case of the Extended Tax Escrow Funds solely for claims under Section 9.1). The Purchasers shall have the right to assert

                                                                   Page 22 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       claims under this agreement against the Warranty Escrow Fund or the insurance referred to in Section 8.4.1 at their discretion.

5.7    INDIA ESCROW

       If (a) Toyoda has not duly (i) exercised the Toyoda Pre-emptive Right,
       (ii) rejected the proposal to waive the Toyoda Pre-emptive Right or,
       (iii) refused its consent to the transfer of the Seller's Shares in MAP
       India, and (b) Toyoda is not barred under the MAP India JVAgreement and the shareholders' agreement / articles / statutes of MAP India from (i)
       exercising the Toyoda Pre-emptive Right or (ii) denying its consent to the contemplated share transfer by the Closing Date, then the Seller, the
       Purchaser 1 and the Escrow Agent shall enter into the escrow account agreement substantially in the form attached hereto as Annex 5.7 ("INDIA
       ESCROW AGREEMENT"), and Purchaser 1 shall pay an amount equal to the MAP
       India Price into the escrow account under the India Escrow Agreement
       ("INDIA ESCROW ACCOUNT"). The funds in the India Escrow Account shall be held on the following terms:

       (1)   The MAP India Price shall be paid by Purchaser 1 by way of release of the India Escrow Account. The India Escrow Account shall be released as set out in Section 14.2.2 promptly after (i) the consent to the transfer of the Seller's Shares in MAP India to
             Purchaser 1 and the waiver of its right of pre-emption have been obtained from Toyoda, or (ii) the relevant waiting periods have expired, whatever occurs first; provided that the amount of any dividend or other distributions to the Seller after 31 December
             2006 shall result (i) in a EUR for EUR reduction of the MAP India
             Price, and (ii) an amount equaling such reduction shall be released from the India Escrow Account to Purchaser 1.

       (2)   Any fees of the escrow agent or other charges in connection with the India Escrow Account shall be charged to the India Escrow
             Account.

       (3)   Any interest generated on the India Escrow Account (subject to any deduction of tax at source) shall be credited to the India Escrow
             Account. The Seller and Purchaser 1 shall agree jointly the interest periods applying to the funds contained in the India
             Escrow Account from time to time; in the absence of such agreement the interest period shall be (i) the calendar month (Monatsgeld)
             except (ii) if the period until disbursement of the India Escrow is due is less than a calendar month, in which case it shall be one day (Tagesgeld). At the Closing, the Seller and the Purchaser 1
             shall authorize and instruct the escrow agent holding the India
             Escrow Account to reinvest such funds accordingly.

                                                                   Page 23 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       (4)   If Toyoda exercises its Pre-emptive Right or refuses to consent to the transfer of the Seller's Shares in MAP India to Purchaser 1, the India Escrow shall be immediately released to Purchaser 1.

       (5)   Each of the Purchaser 1 and the Seller undertakes to issue instructions for payment from the India Escrow Account of the amounts due under the above sections without undue delay.

5.8    CHINA ESCROW

       If the Purchaser 1 has issued the China Selling Note, then the Seller, the Purchaser 1 and the Escrow Agent shall enter into the escrow account agreement substantially in the form attached hereto as Annex 5.8 (the
       "CHINA ESCROW AGREEMENT"), and the Purchaser 1 shall pay an amount equal to the MAP China Price into the escrow account under the China Escrow
       Agreement (the "CHINA ESCROW ACCOUNT"). The funds in the China Escrow
       Account shall be held on the following terms:

       (1)   The MAP China Price shall be paid by Purchaser 1 by way of release of the China Escrow Account to Seller promptly after any of the
             China Approvals has been duly refused in writing.

       (2)   The MAP China Price shall be repaid by Seller by way of release of the China Escrow Account to the Purchaser 1 promptly after all of the China Approvals have been duly received in writing and title in the MAPS China Interest has been transferred to the Seller and the
             Purchaser 1 shall settle the purchase price owed by the Seller to
             MAPS Italy for the MAPS China Interest.

       (3)   The stipulations set forth in section 5.7 (2), (3) and (5) shall apply accordingly to the China Escrow Account.

5.9    ALLOCATION OF PURCHASE PRICE

       The Seller and the Purchasers agree that the Purchase Price shall be allocated to the Shares and shall be paid by the individual Purchasers as set out in Annex 5.9.

5.10   SETTLEMENT OF INTRA-GROUP INDEBTEDNESS

       The Parties agree that upon payment at Closing of the payments under
       Sections 5.2.3(5) and 5.2.3(7) and any relevant adjustments under Section
       5.3.1 the Seller and its Affiliates, on the one hand, and the Target
       Group Companies, on the other hand, shall have, and shall be treated for all purposes as having, fully discharged any financial indebtedness as existing between them. In relation to (i) the Seller and its Affiliates and (ii) the Target Group Companies, the following shall apply:

       (1)   If and to the extent the Purchasers settle a liability of a Target
             Group Company towards the Seller or one of its Affiliates, the

                                                                   Page 24 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

             Purchasers shall have a compensation claim against the Target Group
             Company, the consent of which hereto shall be provided prior to
             Closing.

       (2)   If and to the extent the receivable of a Target Group Company towards the Seller or one of its Affiliates shall be settled, the
             Purchasers shall be entitled to receive the benefit of such receivable on the basis of a consent of the Target Group Company which shall be provided prior to Closing.

6.     DETERMINATION OF THE FINAL PURCHASE PRICE

6.1    ACCOUNTING DOCUMENTS

       Within 60 Business Days after the Closing, the Seller shall deliver to the Purchasers (i) a Draft Closing Date Balance Sheet (as defined below)
       and (ii) a calculation of the final Purchase Price ((i) + (ii) together the "ACCOUNTING DOCUMENTS") prepared in accordance with the provisions in this Section 6.

6.2    DRAFT CLOSING DATE BALANCE SHEET

       The Seller, and after the Closing the Purchasers, shall instruct and cause the management of the Target Group Companies to provide the necessary data to the Seller to establish a pro forma consolidated balance sheet of the Target Group Companies in the form attached hereto as Annex 6.2 as at the Closing Date or (if the Closing takes place pursuant to Section 4.1(b)) as of the last day of the calendar month immediately preceding the Closing Date (hereinafter referred to as the
       "DRAFT CLOSING DATE BALANCE SHEET"). The Draft Closing Date Balance Sheet
       shall be prepared in accordance with US-GAAP, in good faith, consistently with prior management accounts practice of the Target Group Companies.

6.3    REVIEW

       The Purchasers shall be entitled to review the Draft Closing Date Balance
       Sheet or have it reviewed by an auditor of their choice.

6.4    NO OBJECTION

       The Draft Closing Date Balance Sheet shall become the Closing Date
       Balance Sheet, and together with the calculation of the final Purchase
       Price shall become the final Accounting Documents and shall be binding on the Parties, if the Purchasers or its auditors do not notify the Seller within twenty (20) Business Days from receipt of the draft Accounting
       Documents that any of them has any objections to such drafts.

6.5    OBJECTIONS

       In the event that the Purchasers or its auditors notify the Seller within the period specified in Section 6.4 that any of them has any objections to such

                                                                   Page 25 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       drafts, specifying in writing each individual item and the reasons for the objections thereto, the Seller and the Purchasers shall then attempt to reach an agreement on the adjustments to such draft Accounting
       Documents (if any) within twenty (20) Business Days from receipt of such objections.

6.6    SETTLEMENT

       If the Seller and the Purchasers reach an agreement on the items in dispute within twenty (20) Business Days from receipt of such objections pursuant to Section 6.5, such agreement shall be incorporated into the draft Accounting Documents. The Draft Closing Date Balance Sheet shall upon such incorporation become the final Closing Date Balance Sheet and the calculation of the Purchase Price incorporating such agreed changes shall become the Purchase Price and the Accounting Documents (so agreed)
       shall be binding on the Parties.

6.7    EXPERT REFEREE PROCEEDINGS

6.7.1  If no agreement has been reached within the twenty (20) Business Days referred to in Section 6.6, the items in dispute shall be referred to expert referee proceedings (Schiedsgutachterverfahren).

6.7.2  The Seller and the Purchasers shall jointly appoint one expert referee
       (Schiedsgutachter) ("EXPERT") no later than ten (10) Business Days after the expiry of the twenty (20) Business Days period referred to in Section
       6.6.

6.7.3  With regard to the objections raised in accordance with Section 6.5 such
       Expert shall review whether the principles mentioned in Sections 6.1 and
       6.2 have been observed and shall be jointly instructed to deliver a written opinion within fifteen (15) Business Days after its appointment, which opinion shall be final and binding on the Parties. The opinion shall be incorporated in the draft Accounting Documents which, upon such incorporation, shall become the final Accounting Documents and shall become binding on the Parties.

6.7.4  If the Seller and the Purchasers do not reach an agreement on the appointment of the Expert within a period of ten (10) Business Days after the expiry of the twenty (20) Business Days period referred to in Section
       6.6, then the Expert shall be appointed upon the request of the Seller and / or the Purchasers, as the case may be, by the speaker of the board
       (Sprecher des Vorstands) of the Institut der Wirtschaftsprufer in
       Deutschland e.V., Dusseldorf. Such Expert shall work with an international accounting firm, which shall not have advised a Party on the transaction contemplated by this Agreement.

6.7.5  The Expert shall decide upon the final allocation of its costs and expenses, taking into account the decision and the original positions and motions of

                                                                   Page 26 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       the Seller and the Purchasers. All costs and expenses of the Expert and the proceedings hereunder shall be borne by the Seller and the Purchasers as decided by the Expert. Each of the Seller and the Purchasers shall bear its own costs and the costs of its advisors and counsel.

6.8    ACCESS TO INFORMATION

       The Seller and the Purchasers and / or their respective auditors shall have full access to management, employees, accounts and other financial information of the Target Group Companies and working papers of the
       Target Group Companies' auditor as is reasonably necessary for the purposes of this Section 6. The Seller and the Purchasers shall procure that the Target Group Companies grant such access and that the Target
       Group Companies' auditor be released from its professional confidentiality obligation vis-a-vis the Target Group Companies towards the Seller and the Purchasers and their respective auditors and that the
       Target Group Companies authorize and instruct the Target Group Companies'
       auditor to grant unlimited access to the other auditors with respect to its working papers and related documentation. The Seller and the
       Purchasers shall further procure (and shall cause the Target Group
       Companies to procure) that the Target Group Companies' auditor grant unlimited access to the other auditors also with respect to working papers and audit materials for the previous fiscal years of the Target
       Group Companies.

7.     SELLER'S GUARANTEES

       The Seller hereby guarantees to the Purchasers by way of an independent promise of guarantee in accordance with Section 311 para. 1 of the German
       Civil Code (selbstandiges Garantieversprechen i. S. d. Section 311 Abs. 1
       BGB) (hereinafter referred to as the "GUARANTEES") that the statements set forth hereinafter are true, accurate, complete and not misleading as of the Signing Date and as of the Closing Date, it being understood that such statements shall not constitute quality guarantees concerning the object of the purchase within the meaning of Section 443 and 444 German
       Civil Code (Garantie fur die Beschaffenheit der Sache). In the unlikely event that the provisions of Sections 7 through 11 setting out the scope and limitations of the Seller's liability are, contrary to the intention and explicit understanding of the Parties, regarded and construed as quality guarantees concerning the object of the purchase, and the limitations of the Seller's liability contained herein are therefore found wholly or partially invalid, the Purchasers hereby waive the right to assert claims going beyond the limitations of liability provided for herein. The Seller accepts such waiver.

7.1    ENFORCEABILITY, NO CONFLICT

       This Agreement constitutes the legal, valid, and binding obligation of the Seller. As of the Closing Date the Seller will not be required to obtain any

                                                                   Page 27 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       government approval in connection with the execution and delivery or performance of this Agreement by the Seller other than the approvals specifically referred to in this Agreement. As of the Closing Date neither the execution of this Agreement nor the consummation or performance of any of the transactions contemplated thereby will directly or indirectly violate the applicable constitutional documents or by-laws of the Seller.

7.2    EXISTENCE AND CAPITALIZATION OF COMPANIES, OWNERSHIP OF SHARES

7.2.1  The Target Group Companies are duly organized and validly existing under the laws of the place of their incorporation. They have, and had at the relevant time, the corporate power and authority to conduct their business as it has been conducted and will be conducted up to Closing.

7.2.2  The statements made in the Recitals and in Section 2 of this Agreement with respect to the Seller, and the Target Group Companies (in respect of
       MAP India only with respect to the Seller's Shares in MAP India) are true, accurate and complete and not misleading in every material respect.
       The share capital of each of the Target Group Companies is fully paid in, and no repayments or refunds, neither openly nor concealed, have been made and the shares are non-assessable (keine Nachschusspflicht).

7.2.3  The Seller has free and unencumbered title to the Shares and the unrestricted power and authority to dispose of the Shares
       (uneingeschrankte Verfugungsmacht). No pledges, assignments for security purposes, options, pre-emption rights, shareholders' agreements, consortium agreements, trust, sub-participation rights or other agreements, undertakings or third party rights exist with regard to the
       Shares except as referred to in Section 2. Upon implementation of this
       Agreement the Purchasers shall obtain free and unencumbered title to the
       Shares.

7.3    BANKRUPTCY OR JUDICIAL COMPOSITION PROCEEDINGS

       No bankruptcy, insolvency or judicial composition proceedings have been initiated or applied for under any applicable law against the Seller and
       / or any of the Target Group Companies. To the Seller's Knowledge, there exist no circumstances which would justify the opening of such proceedings or the avoidance, challenge or rescission of this Agreement, whether under the German Insolvency Code or other similar legislation in other jurisdictions.

7.4    ENTERPRISE AGREEMENTS

       Save as referred to in Section 2.1.5, the Target Group Companies are not
       bound by any domination and profit and loss pooling agreement
       (Beherrschungs- und Gewinnabfuhrungsvertrag) or any other agreement within the meaning of Section 291 et seq. of the German Stock Corporation
       Act or any business management agreement

                                                                   Page 28 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       (Betriebsfuhrungsvertrag) and have not entered into any silent partnership agreement (stille Beteiligung).

7.5    MATERIAL AGREEMENTS

       Except for the agreements and commitments listed or disclosed in Annex
       7.5, the Target Group Companies are not a party to any of the following agreements where the primary obligations (Hauptpflichten) have not been completely fulfilled ("MATERIAL AGREEMENTS"):

       (1)   Loan and credit agreements;

       (2)   Agreements regarding Material Intellectual Property Rights and
             Know-How;

       (3)   Agreements entered into in the three (3) years prior to Closing
             Date relating to the acquisition or disposal of any business;

       (4)   Lease, leasehold or hereditary building rights with annual lease payments in excess of EUR 250,000;

       (5)   Construction or acquisition of fixed assets or other individual capital expenditure in excess of EUR 250,000;

       (6)   Contracts or other agreements to dispose of assets outside the regular course of business in excess of EUR 250,000;

       (7)   Contracts providing for payment obligations in excess of EUR
             250,000 that would terminate due to the transaction under this
             Agreement;

       (8)   Supply contracts with an annual value in excess of EUR 2,000,000;

       (9)   Customer contracts with an annual value in excess of EUR 5,000,000.

7.6    COMPLIANCE WITH MATERIAL AGREEMENTS

7.6.1  The Target Group Companies are in compliance with the Material Agreements save where non-compliance does not have a Material Adverse Effect.

7.6.2  No written notices or other written communications have been received terminating or expressly threatening termination of any of the Material
       Agreements; the Target Group Companies have not given or received any written notice of ordinary or extraordinary termination to or from any counterparty with respect to any of the Material Agreements.

7.7    LARGEST CUSTOMERS AND LARGEST SUPPLIERS

       Annex 7.7 contains a complete and correct list of the 10 largest customers and the 10 largest suppliers of the Target Group Companies
       (taken as a whole), indicating in each case their approximate business volume for the

                                                                   Page 29 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       fiscal year ended on 31 December 2006. Neither any of the Target Group
       Companies nor the Seller have received any written notice or other written communication from any of the customers or suppliers terminating or expressly threatening termination of any of the customer or supply arrangements with suppliers and / or customers.

7.8    MATERIAL INTELLECTUAL PROPERTY RIGHTS

7.8.1  The Target Group Companies hold free and unencumbered title to all registered intellectual property rights listed in Annex 7.8.1 (Part A)
       and are licensees of those registered intellectual property rights listed in Annex 7.8.1 (Part B) (together, the "MATERIAL INTELLECTUAL PROPERTY
       RIGHTS"). The Material Intellectual Property Rights include all the registered intellectual property rights which the Target Group Companies need to carry on the Target Group Companies' businesses as currently conducted. To Sellers Knowledge, the Material Intellectual Property
       Rights owned by the Target Group Companies have been duly maintained in all material respects and there are no challenges thereto by any third party (including, without limitation, registration authorities) which have a Material Adverse Effect. To the Seller's Knowledge, none of such
       Material Intellectual Property Rights has been infringed or violated by any third party where such infringement has a Material Adverse Effect. To the Seller's Knowledge, and excluding the IP License Agreements, no exclusive licenses of any Material Intellectual Property Rights owned by the Target Companies have been granted to any third party (other than customers, developers or similar partners in the ordinary course of business).

7.8.2  To Seller's Knowledge, none of the Target Companies has infringed or violated or currently infringes or violates in its respective business operations any intellectual property rights of third parties in such a manner as to have a Material Adverse Effect.

7.8.3  To Seller's Knowledge, the Target Group Companies in Germany have each exercised all rights under the German Act on Employee Inventions
       (Arbeitnehmererfindungsgesetz) or similar legislation in other jurisdictions.

7.8.4  The Target Companies own, or have acquired a valid right or license to use, all servers, material network components and material software
       (excluding for the avoidance of doubt hardware which is available "off the shelf", peripherals or "shrink-wrap"-type software) on which significant core business processes are operated (including ERP and CAD)
       (hereinafter collectively referred to as the "INFORMATION TECHNOLOGY")
       and which the Target Group Companies need in order to carry on their businesses as presently conducted.

                                                                   Page 30 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

7.8.5  To the Seller's Knowledge, the Target Group Companies have access to and are able to use without any restriction all know-how which the Target
       Group Companies need and currently use in their business as presently conducted (hereinafter referred to as "KNOW-HOW"), save where such restriction or the absence of access or use would not have a Material
       Adverse Effect, and except for restrictions or usage rights assumed or granted (in either case expressly or by implication) for or to customers, developers or other similar partners in the ordinary course of business.

7.8.6  The consummation of the transactions contemplated under this Agreement will not result in a loss or impairment of the right to own or use any of the Material Intellectual Property Rights, Information Technology and /
       or Know-How in such a manner as to have a Material Adverse Effect.

7.9    LITIGATION

7.9.1  Except as disclosed in Annex 7.9.1, no Target Group Company is involved in current judicial, arbitration or administrative proceedings with a value in dispute exceeding EUR 100,000 in the individual case, or in the aggregate in the event that several proceedings regard the same item or closely related items. The Target Group Companies have not received any written notice or any other written communication by which proceedings have been expressly threatened.

7.9.2  Save as disclosed in Annex 7.9.2, no product warranty or product liability claims have been asserted in writing or, to the Seller's
       Knowledge, expressly threatened in writing against the Target Group
       Companies in the three year period prior to the date of this Agreement, other than routine customer warranty claims with a value of less than EUR
       250,000 in the individual case, or in the aggregate in the event that several customer warranty claims relate to the same item or closely related items.

       To the Seller's Knowledge and save as disclosed in Annex 7.9.2, the
       Target Group Companies have neither manufactured, designed, sold or delivered any product or service in a manner which could reasonably be expected to give rise to product liability or warranty or other claims, nor are they reasonably expected to have any obligation or liability based on product warranty or product liability, other than routine customer warranty claims with a value of less than EUR 250,000 in the individual case, or in the aggregate in the event that several customer warranty claims relate to the same item or closely related items.

7.10   TAX RETURNS, ETC.

7.10.1 The Target Group Companies have (or will have) duly and timely filed, in accordance with all applicable laws, all tax returns, statements, reports and forms required to be filed with respect to any tax period
       (Veranlagungszeitraum) ending prior to or on the Closing Date. To the

                                                                   Page 31 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       Seller's Knowledge such returns, statements, reports and forms were, when filed, true and correct in all material respects. All Taxes shown as owing thereon or any tax assessment relating to any tax periods ending prior to or on the Closing Date have been timely and fully paid, save where disputed in good faith. There are no tax-related audits, actions, proceedings, investigations, claims or assessments pending, proposed or threatened against or with respect to the Target Group Companies. To the
       Seller's Knowledge, the Target Group Companies have not received any tax ruling or entered into any written and legally binding agreement nor are they currently in negotiation to enter into any such agreement with any
       Tax Authority which would affect the tax situation of the Target Group
       Companies in any period ending after the Closing Date.

7.10.2 Section 7.10.1 shall apply to all Taxes within the meaning of Section 9.1 of this Agreement.

7.11   COLLECTIVE LABOR AGREEMENTS

7.11.1 Annex 7.11.1 contains a complete and correct list of all collective bargaining agreements (including firm wide collective bargaining agreements) and works agreements valid and in force at the Target Group
       Companies.

7.11.2 Except as listed in Annex 7.11.2, there exist no (1) employee agreements that contain benefit or incentive plans that may be triggered by change of control, (2) limitations to terminate employment agreements or (3)
       obligations to make specific investment to guarantee a certain number of employees.

7.11.3 The Target Group Companies have complied with the agreements listed in
       Annexes 7.11.1 and 7.11.2 save where non-compliance would not have a
       Material Adverse Effect.

7.11.4 Other than statutory pension rights (Gesetzliche Rentenversicherung), no pension or retirement schemes or commitments with any managing directors, similar executives or employees have been made or promised by the Target
       Group Companies, except for those listed in Annex 7.11.1 or Annex 7.11.4.

7.12   LABOR RELATIONS

7.12.1 To Seller's Knowledge, no strikes are ongoing or threatened.

7.12.2 Since 1 January 2006 no government agency, administrative tribunal or arbitrator has issued a judgment or order with respect to the employment or labor practices of the Target Group Companies which has a Material
       Adverse Effect.

                                                                   Page 32 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

7.13   FINANCIAL STATEMENTS

7.13.1 The audited financial statements for the financial year ending 31
       December 2006 for the Target Group Companies other than MKU GmbH (the
       "FINANCIAL STATEMENTS") (i) have been prepared in accordance with generally accepted accounting principles under the laws of the respective jurisdiction of incorporation consistently applied with past practice, maintaining consistent accounting and valuation principles, methods and rules; and (ii) fairly represent the assets and liabilities
       (Vermogenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of each of the Target Group Companies.

7.13.2 The management accounts for the period from 1 January 2007 to 30 April
       2007 as provided in the Data Room were prepared in accordance with
       US-GAAP, in good faith, consistently with prior management accounts practice of the Target Group Companies.

7.13.3 MAPS Belarus does not have any liabilities, except for insignificant liabilities incurred in connection with its establishment.

7.14   CONDUCT OF BUSINESS

7.14.1 From 1 January 2007 through the Closing Date, the business operations of the Target Group Companies have been and will be conducted exclusively in the ordinary course of business substantially in the same manner as before.

7.14.2 The Target Group Companies have made all capital and restructuring expenditures for 2006 and 2007 as set forth in Annex 7.14.2.

7.15   COMPLIANCE WITH LAWS

       The Target Group Companies are currently in compliance with all applicable laws, judgments, decrees, licenses and permits and other rulings or decisions by any court, arbitration tribunal or other applicable authority with respect to the conduct and continuation of their present business operations with respect to occupational health and safety regulations and industry-specific regulatory norms, save where failure to do so would not have a Material Adverse Effect.

7.16   REAL PROPERTY

7.16.1 Annex 7.16.1 contains a complete and correct list of all real property
       (Grundstucke) and rights similar to real property (grundstucksgleiche
       Rechte), including, without limitation, hereditary building rights
       (Erbbaurechte), owned by the Target Group Companies ("LISTED REAL
       PROPERTY RIGHTS").

       Annex 7.16.1(b) is a complete and correct set of excerpts from the land registers (Grundbucher) and similar registers, including, without

                                                                   Page 33 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       limitation, hereditary building registers (Erbbaugrundbucher), for each of the Listed Real Property Rights, provided to Purchasers by Seller.

       No agreements or other legal transactions have been entered into which would constitute any obligation for the Target Group Companies to effect any conveyance, agreement "in rem" or consent with respect to any of the
       Listed Real Property Rights which would change the position set out in
       Annex 7.16.1(b).

       To Seller's Knowledge, the Target Group Companies have not received any written notice or other written communication from a relevant authority expressly challenging or revoking the current use of any of the Listed
       Real Property Rights.

7.16.2 Annex 7.16.2 contains a complete and correct list of all lease agreements
       (Mietvertrage) or equivalent interests in land and buildings used by the
       Target Group Companies (the "LEASES"). The Target Group Companies have not received any written notice or other written communication pursuant to which any of the Leases has been terminated or is expressly threatened to be terminated.

7.17   OTHER FIXED ASSETS, CURRENT ASSETS

       The Target Group Companies own or have a right to use all fixed assets
       (Anlagevermogen) and all tangible current assets (Umlaufvermogen), including the inventory (Vorrate) required for the conduct of the business as currently conducted and unless divested in the ordinary course of business. Such fixed assets are not charged or otherwise encumbered with third party rights, except for pledges (Pfandrechte), security assignments (Sicherungsabtretungen), transfers for security purposes (Sicherungsubereignungen), retention of title rights
       (Eigentumsvorbehalte) or statutory liens incurred in the ordinary course of business, or as will be released at Closing. This Section 7.17 shall not apply or be construed or deemed to apply to any classes or types of assets falling under Sections 7.8. (Intellectual Property Rights) or 7.16
       (Real Estate).

7.18   INSURANCES

       Annex 7.18 contains a complete and correct list of all insurance policies taken out by, or for the benefit of, the Target Group Companies or their assets or business operations.

7.19   LICENSES AND PERMITS

       Each Target Group Company holds all licenses and permits required for the conduct and continuation of its present business operations, save where the failure to do so would not have a Material Adverse Effect.

                                                                   Page 34 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

7.20   PUBLIC GRANTS

       Annex 7.20 completely and accurately lists all capital or loan-related subsidies, allowances, aids and other public grants (but excluding tax incentives or concessions available to any comparable business) in excess of EUR 250,000 (two hundred and fifty thousand Euros) in the individual case or a series of related cases awarded to the Target Group Companies within the past five (5) years specifying the amounts of such grants.
       Save as set out in Annex 7.20 the Target Group Companies have not claimed or received any payment under any suretyship granted by any governmental or other public authority in excess of EUR 250,000 (two hundred and fifty thousand Euros) in the individual case or a series of related cases.

7.21   ENVIRONMENT

       Except as disclosed in Annex 7.21, to the Seller's Knowledge on the
       Signing Date, there is no Environmental Contamination which on Listed
       Real Property Rights or on the premises subject to the Leases, and there are no patent indications for the existence of Environmental
       Contamination. Except as disclosed in Annex 7.21, to the Seller's
       Knowledge on the Signing Date, no Environmental Contamination exists on or emanates from neighboring property which exists due to an emanation from the land, the buildings or facilities currently in use (above or below ground) on Listed Real Property Rights or on the premises subject to the Leases.

7.22   MAPS CHINA

7.22.1 To the Seller's Knowledge, Shanghai SAIC-Metzeler, SAIC-Metzeler Sealing
       Systems (Huai'an) Co. Ltd. and SAIC-Metzeler Sealing Systems (Guangzhou)
       Co. Ltd. are duly organized and validly existing under the laws of the
       Peoples' Republic of China. They have, and had at the relevant time, the corporate power and authority to conduct their business as it has been conducted and will be conducted up to Closing.

7.22.2 To the Seller's Knowledge, the statements made in the Recitals and in
       Section 2 of this Agreement with respect to the MAPS China Interest and
       Shanghai SAIC-Metzeler's shares in SAIC-Metzeler Sealing Systems
       (Huai'an) Co. Ltd. and SAIC-Metzeler Sealing Systems (Guangzhou) Co. Ltd.
       are true, accurate and complete and not misleading in every material respect. To the Seller's Knowledge, the share capital of each of Shanghai
       SAIC-Metzeler, SAIC-Metzeler Sealing Systems (Huai'an) Co. Ltd. and
       SAIC-Metzeler Sealing Systems (Guangzhou) Co. Ltd. is fully paid in, and no repayments or refunds, neither openly nor concealed, have been made and the shares are non-assessable (keine Nachschusspflicht).

7.22.3 MAPS Italy has free and unencumbered title to the shares in Shanghai
       SAIC-Metzeler and the unrestricted power and authority to dispose of the

                                                                   Page 35 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       shares (uneingeschrankte Verfugungsmacht). To the Seller's Knowledge, no
       pledges, assignments for security purposes, options, pre-emption rights, shareholders' agreements, consortium agreements, trusts,
       sub-participation rights or other agreements, undertakings or third party rights exist with regard to the shares in Shanghai SAIC-Metzeler, except as referred to in Section 2.

7.22.4 To the Seller's Knowledge, the audited financial statements for the financial year ending 31 December 2006 for Shanghai SAIC-Metzeler have been prepared in accordance with generally accepted accounting principles under the laws of the respective jurisdiction of incorporation consistently applied with past practice, maintaining consistent accounting and valuation principles, methods and rules; and (ii) fairly represent the assets and liabilities (Vermogenslage), financial condition
       (Finanzlage) and results of operation (Ertragslage) of Shanghai
       SAIC-Metzeler.

7.22.5 To the Seller's Knowledge, there is (i) no non-compliance of Shanghai
       SAIC-Metzeler with any applicable law, judgment, decree, license and / or permits and other rulings or decisions by any court, arbitration tribunal or other applicable authority with respect to the conduct and continuation of its present business operations with respect to occupational health and safety regulations and industry-specific regulatory norms, and (ii) no lack of any license or permit required for the conduct and continuation of its present business operations, that could in either case trigger a complete or partial shut-down of its business operations.

8.     REMEDIES

8.1    RESTITUTION IN KIND; DAMAGES

8.1.1  If any of the Guarantees set forth in Section 7 hereof is not true, accurate and complete in every respect or is misleading in any respect, the Purchasers shall give written notice of such breach of Guarantee to the Seller as soon as reasonably practical. The Seller shall put the
       Purchasers or (in the Purchasers' absolute discretion) the relevant
       Target Group Company within a period of thirty (30) Business Days after receipt of such notice by the Purchasers in such position as the
       Purchasers or the relevant Target Group Company would have been in had the Guarantees given by the Seller been true, accurate and complete in every respect and not misleading in any respect (restitution in kind;
       Naturalrestitution). For the avoidance of doubt, any failure of the
       Purchasers to notify the Seller as described above, shall not forfeit any of the Purchasers' rights, subject to Section 10.3.2 below.

8.1.2  If and to the extent the Seller fails to provide restitution in kind in accordance with Section 8.1.1 hereof or restitution in kind is not possible, the Purchasers shall have the right to demand that the Seller pay monetary

                                                                   Page 36 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       damages to the Purchasers (or, in the Purchasers' absolute discretion, to the relevant Target Group Company) in such amount as may be necessary to put the Purchasers (or, in the Purchasers' absolute discretion, the relevant Target Group Company) in such position as it would have been in had the Guarantees given by the Seller been true, accurate and complete in every respect and not misleading in any respect.

8.1.3  To the extent that any guarantee referring to any of the Target Group
       Companies in which the Seller holds as of the Closing Date (directly or indirectly) less than 100 per cent is inaccurate, the Seller shall only be liable to the Purchasers for a damage pro rata to the Seller's equity shareholding in such Target Group Company as of the Signing Date.

8.1.4  Payments made by the Seller under Sections 8 and 9 shall constitute between the Seller and the Purchasers a reduction of the Purchase Price and, to the extent that these payments are made directly to the relevant
       Target Group Company, shall constitute a capital contribution (Einlage)
       by the Purchasers to the relevant Target Group Company.

8.2    DE MINIMIS, BASKET

       No liability shall arise for the Seller under this Agreement unless (i)
       the individual claim exceeds EUR 100,000, whereby various smaller claims based on the same or related issue shall be regarded as one claim for this purpose ("DE MINIMIS CLAIMS") and (ii) the aggregate amount of all
       De Minimis Claims exceeds EUR 1,000,000 (one million Euros) ("BASKET").
       If the Basket is exceeded, the Purchasers can only claim the exceeding amount (Freibetrag). The provisions in this Section 8.2 shall not apply to claims under Sections 7.2.3, 9 and 12.2.

8.3    CAP

       Liability of the Seller under this Agreement shall not exceed EUR
       3,500,000 (Euros three million five hundred thousand) (hereinafter referred to as the "LIABILITY CAP"), with the exception of claims of the
       Purchasers arising from a breach of the Seller's Guarantees contained in
       Section 7.2.3 in respect of which the Seller shall be liable up to an amount equal to the Purchase Price (as adjusted pursuant to Section 5.3).
       For the avoidance of doubt, the Liability Cap shall not apply to the
       Purchasers' claims under Section 7.2.3. For the avoidance of doubt, the
       Parties hereby declare that the Liability Cap shall not restrict the right of the Purchasers to assert claims under the guarantee insurance as set forth in Section 8.4 below.

8.4    GUARANTEE INSURANCE

8.4.1  The Seller and the Purchasers have, in addition to the Warranty Escrow, procured for the benefit of the Purchasers insurance cover for Guarantee

                                                                   Page 37 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       claims and other claims in an amount of EUR 7,000,000. A EUR 500,000 deductible under such insurance cover will be funded from the Warranty
       Escrow. The premium for such insurance in the amount of EUR 170,000 (plus insurance tax and reasonable underwriter's fees and expenses) shall be paid by the Seller.

8.4.2  The Purchasers shall have the right to assert claims under this agreement against the Warranty Escrow Fund or the insurance referred to in Section
       8.4.1 at his discretion, except in the case of claims for breach of
       Sections 7.9.2 and 7.21 for which Seller shall not be liable and the
       Purchasers' sole remedy shall be as provided under the insurance cover under Section 8.4.1.

8.4.3  Except for the Seller's Guarantees contained in Section 7.2.3, the
       Purchasers' Guarantee Claims, indemnity and other claims under this
       Agreement shall be settled only out of the Warranty Escrow and/or the insurance provided in accordance with Section 8.4.1, without further recourse against the Seller or, for the avoidance of doubt, its
       Affiliates.

8.5    DISCLOSURE

       Except as otherwise provided in this Agreement, a claim for a breach of
       Guarantees shall not exist, if the matter to which the claim relates was known by the Purchasers or its representatives, as listed in Annex
       8.5(a), as of the Signing Date. Purchasers and / or Purchasers'
       representatives shall be deemed to have knowledge of all matters disclosed in (i) the Annexes to this Agreement, (ii) the Disclosure
       Letter prepared by the Seller contained in Annex 8.5(b), and (iii) the
       Data Room to the extent that Purchasers were, or in the exercise of due care should have been, aware of the risk to which such claim relates from review of such disclosure.

       For evidence purposes, a set of four CDs with the contents of the Data
       Room has been prepared. It will be given to the notary public as escrow agent on the basis of an escrow agreement to be agreed upon by the
       Parties and the notary public.

8.6    KNOWLEDGE

       For the purposes of this Agreement, any fact or circumstance shall be deemed to exist to the "KNOWLEDGE" of the Seller whenever any individual listed in Annex 8.6 is, was or, after making due inquiry as a prudent business man would reasonably expected to have been, consciously aware
       (Kennen oder Kennenmussen) of such fact or circumstance.

8.7    EXCLUSION OF FURTHER REMEDIES

       The Seller and the Purchasers agree that the remedies the Purchasers or the Target Group Companies may have against the Seller for a breach of
       Guarantees set forth in this Agreement are solely governed by this
       Agreement, and the remedies for a breach of Guarantees set forth in

                                                                   Page 38 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       Section 8 shall be the exclusive remedies available to the Purchasers or the relevant Target Group Company, except as provided by mandatory law.

9.     INDEMNITIES

9.1    TAX INDEMNITY

9.1.1  The Seller shall indemnify and hold harmless the Purchasers or, at the
       Purchasers' absolute discretion, the Target Group Companies from and against any and all Taxes unpaid that are imposed on and payable by the
       Target Group Companies attributable to the period up to and including the
       Closing Date, provided that the Purchasers have made a claim for indemnification within three years following the Closing Date (the "TAX
       INDEMNITY PERIOD") or have provided notice within the Tax Indemnity
       Period to the Seller of the audit by the pertinent Tax Authority which resulted in the claim of assessment of such Taxes during the Tax
       Indemnity Period.

9.1.2  "TAX" or "TAXES" shall mean any income, gross receipts, sales, use, ad valorem, profits, license, transfer, withholding, payroll, social security, excise, severance, stamp, value added, property, customs, duties or similar fees, assessments or charges, together with interest and penalties imposed by any federal, state, local or foreign governmental authority competent for the imposition of any such Tax
       (hereinafter referred to as the "TAX AUTHORITY") and any related payments made to any third party pursuant to a tax indemnity arrangement together with any interest and any penalties, additions to tax or additional amounts imposed by such Tax Authority with respect to such amounts in each case attributable to the period prior to the Closing Date.

9.1.3  The Purchasers shall not have any claims under this Section 9 if and to the extent

       (1)   Taxes result from any transaction or action taken or omitted to be taken by the Purchasers or the Target Group Companies after the
             Closing Date;

       (2)   Subject to Section 8.4.2, the Target Group Companies have a valid claim for compensation of the relevant Tax against other persons or entities (e.g. insurance, employees, shareholders, customers etc.);

       (3)   the Tax could have been avoided or mitigated if the Purchasers had complied with their obligations to inform the Seller and to cooperate in handling the relevant tax matters.

9.1.4  Any accruals made for Taxes of the Target in the Financial Statements or the Closing Date Balance Sheet may be applied and credited against a claim by the Purchasers under Section 9.1 above provided that such accrual was made for the type of Tax in respect of which a claim is made.

                                                                   Page 39 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

9.1.5  [Intentionally blank]

9.1.6  If any payment giving rise to a claim for indemnification of Taxes under this Agreement has given rise to a benefit by refund, set-off or reduction of Taxes (hereinafter referred to as the "TAX BENEFIT") which would not otherwise have arisen, then, if and when the liability of the
       Target to make an actual payment of or in respect of Tax is reduced by reason of that Tax Benefit, and after taking account of the effect of all other Tax Benefits that are or will become available (including any Tax
       Benefit derived from a subsequent accounting period), the amount by which that liability is so reduced (hereinafter referred to as the "RELEVANT
       AMOUNT") shall reduce the claim under this Section 9. The Seller shall not be responsible for any Tax liabilities attributable to periods ending on or before the Closing Date resulting from any change in the accounting and taxation principles or practices of the Target Group Companies
       (including methods of submitting taxation returns) introduced after the
       Closing Date, except if required under mandatory law or by applicable generally accepted accounting principles.

9.1.7  The Purchasers shall pay to the Seller such Tax Benefits and refunds received for periods until Closing Date which (i) have not increased the
       Purchase Price and (ii) have not decreased the liability under Section
       9.1.6 and shall pay to the Seller the amount equal to any profit from the release of liabilities and provisions for Taxes (Steuerruckstellungen)
       shown in the Closing Date Balance Sheet.

9.1.8  Any additional profit and loss allocations resulting from any tax audit relating to periods ending on or before the Closing Date shall not increase nor reduce the Purchase Price and shall not entitle the Seller to any additional profit distribution.

9.1.9  The Purchasers shall cause the Target Group Companies to permit the
       Seller to get involved in all tax audits relating to periods ending on or before the Closing Date. The Purchasers shall procure that the Target
       Group Companies inform the Seller about the announcement or commencement of such tax audit without any undue delay. If no agreement can be reached on the results of any such tax audit, then the Purchasers shall upon request of the Seller cause the relevant Target Group Company to initiate legal proceedings against the respective tax assessment (Steuerbescheid)
       and, if necessary, conduct a legal action in accordance with the Seller's instructions (provided such instructions are reasonable). The external costs of any such legal action shall, if unsuccessful, be borne by the
       Seller, otherwise by the relevant Target Group Company.

9.1.10 With regard to any potential Tax claim,

                                                                   Page 40 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       (a) the Seller is entitled to participate in field tax audits
       (steuerliche Aubenprufung) and other proceedings under the tax laws of the relevant jurisdiction which are initiated or continued after the date hereof in relation to a Target Group Company if and insofar as they relate to Tax attributable to time periods up to and including the
       Closing Date. Any payment, settlement or similar action relating to Tax attributable to time periods up to and including the date hereof which could be reasonably expected to be detrimental to the Seller or a Target
       Group Company shall require the Seller's prior approval which shall not be unreasonably delayed or withheld and provided that no such prior approval shall be required in a situation in which the Purchasers and /or a Target Group Company has to comply with any legal obligations under the mandatory tax laws of the relevant jurisdiction; and

       (b) to the extent that the Seller is entitled to participate in proceedings under Section 9.1.10(a), it shall be given notice in writing as soon as reasonably feasible in order to enable it to take part in the audit by sending one or several advisers, such advisers being subject to professional codes of conduct and under a professional duty not to disclose confidential information. The Seller's representatives and advisers are entitled to participate in preliminary and final meetings.
       The Purchasers shall use their reasonable best efforts to facilitate that the Seller will as soon as reasonably feasible upon its written request be provided with copies of all notices, assessments, reports and any other information and documentation necessary to evaluate the Tax position. If the Seller so reasonably requests in writing, the Purchasers or the relevant Target Group Companies shall follow the Seller's reasonable instructions unless fulfilment of such instructions is likely to have a materially negative effect on the Purchasers or the relevant
       Target Group Company with respect to tax periods after the Closing Date;
       Purchasers or the relevant Target Group Company shall co-ordinate with the Seller the treatment of any Tax claim or dispute and in particular appeal tax assessments or rulings by the tax office. The costs of complying with the Seller's instructions, in particular the costs of any appeals, including any required advance fees, or the costs of judicial proceedings, which the Purchasers conduct according to the instructions of the Seller, are to be borne by the Seller.

9.2    ENVIRONMENTAL INDEMNITY

9.2.1  The Seller shall indemnify and hold harmless the Purchasers or, at the
       Purchasers' absolute discretion, the Target Group Companies from and against any costs, expenses, damages, penalties or liabilities reasonably deemed necessary to be incurred by the Purchasers or any of the Target
       Group Companies in relation to the MAPS Italy manufacturing facility in

                                                                   Page 41 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       Cirie, Italy, arising from the following matters: (i) the removal of asbestos or encapsulation of Environmental Contamination from asbestos existing at Closing, (ii) the "make safe" restoration of the building known as the "old boiler building" and (iii) proceedings following any notice relating to Environmental Contamination relating to DOP contamination on or around the tank form given by Seller or MAPS Italy to governmental authorities or initiated by governmental authorities relating to DOP contamination on or around the tank form prior to
       Closing, or proceedings following any notice relating to soil contamination relating to DOP contamination on or around the tank form given by MAPS Italy after closing, and any Environmental Contamination discovered in the course of such proceedings. For the avoidance of doubt,
       Section 10.3.2 shall apply to this Section 9.2.1.

9.2.2  Assuming Purchaser 1 buys MAP India, the Seller shall indemnify and hold harmless the Purchaser 1 or, at the Purchasers' absolute discretion, the
       Target Group Companies from and against the pro rata share (see Section
       8.1.3) of any actual Remediation Costs incurred by the Purchasers or any of the Target Group Companies arising out of groundwater contamination existing at Closing at the manufacturing facility operated by MAP India in Sahibabad to the extent reasonably deemed necessary to comply with
       Environmental Laws.

9.2.3  The first EUR 600,000 (in words: Euro six hundred thousand) of the relevant costs under Section 9.2.1 or 9.2.2 as the case may be, shall be exclusively borne by the Purchasers and (ii) the next further EUR
       1,250,000 (in words: Euro one million two hundred fifty thousand) of the costs shall be exclusively borne by the Seller and (iii) all costs exceeding the amount of EUR 1,850,000 (in words: one million eight hundred and fifty thousand) shall be borne equally by the Seller and the
       Purchasers. Upon the Seller's request after 31 March 2009, the Parties shall agree without undue delay upon an environmental expert who shall decide upon an indemnification amount that in the opinion of such expert constitutes a fair lump sum payment in respect of current and future indemnification obligations of the Seller under Sections 9.2.1 and 9.2.2 above. The decision of the expert shall be final and binding upon the
       Parties. In the event the Seller does not make such requests, the indemnification obligations shall be settled by the Seller at the time the prerequisites for such indemnifications under Sections 9.2.1 and
       9.2.2 above are fulfilled.

9.3    SPECIFIC CUSTOMER INDEMNITY

       Prior to 1999 MAPS GmbH entered into a commitment to supply certain parts for the BMW E46 to Eugen Wexler GmbH at the then specified prices. By letter dated 9 December 1998 MAPS GmbH requested two alternative pricing levels to be applied by Eugen Wexler GmbH from 1

                                                                   Page 42 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       July 1998, one level for the first two million parts supplied and a second level for all subsequent parts. Wexler was actually invoiced and paid prices consistent with the first of these two pricing levels until the end of production of these parts.

       If BMW AG and / or Eugen Wexler GmbH or an assignee raises and establishes, pursuant to the opinion of a German attorney who shall be reasonably acceptable to the Seller, a legally valid and enforceable claim against MAPS GmbH for reimbursement of the excess amount of money paid over the price properly to be invoiced to Eugen Wexler GmbH, then
       Seller shall hold harmless and indemnify the Purchasers, or in
       Purchasers' absolute discretion the relevant Target Group Company, from and against any such claims made by BMW AG and / or Eugen Wexler GmbH or an assignee based on the previous course of business under the above mentioned arrangements. Without prejudice to Section 10.3.2, the
       Purchasers undertake not to provoke any action which could provoke BMW AG and / or Eugen Wexler GmbH to raise any claim in respect of this matter.
       Any action of the Purchasers in respect of this matter should be taken in consultation with the Seller.

9.4    CLAW-BACK INDEMNITY

       Seller shall hold harmless and indemnify Purchasers, or in Purchasers'
       absolute discretion the relevant Target Group Company, from and against any claim raised against the Target Group Companies by third parties in insolvency or equivalent proceedings related to the Seller or Affiliates of the Seller (other than the Target Group Companies) or after the dismissal or cancellation of such proceedings due to a lack or an insufficiency of assets, to recover (i) amounts received or deemed received by the Target Group Companies from Seller or its Affiliates
       (other than other Target Group Companies) in settling the Inter-Group Net
       Payable and Inter-Group Net Receivable or (ii) amounts which are properly the responsibility of and attributable to the Seller or its Affiliates
       (other than as aforesaid).

9.5    PRODUCT LIABILITY INDEMNITY

       MAPS Italy has entered into agreements for the supply of parts and/or ser-vices to Pininfarina /Open Air Systems related to the Ford S389 program (Ford Focus Cabriolet). The Ford Motor Company is currently in dispute with Pininfarina about the program and is threatening action against Pininfarina. No allegations have been made against MAPS Italy.
       However, if claims should in future be made against MAPS Italy in respect of defects (in parts or services supplied by it) alleged to exist at or before Closing, Seller shall hold harmless and indemnify the Purchasers, or in Purchasers' absolute discretion MAPS Italy, from and against any such claims, provided that no claim shall be enforceable and Seller shall not be held liable under this Section 9.5 unless and until (a) MAPS Italy has exhausted

                                                                   Page 43 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       all remedies and cover available to it under its product recall and other liability insurance, and (b) the Purchasers have exhausted all remedies and cover available to them under the insurance cover referred to in
       Section 8.4.1. Without prejudice to Section 10.3.2, the Purchasers undertake not to provoke any action which could provoke The Ford Motor
       Company or Pininfarina to raise any claim in respect of this matter. Any action or agreement of the Purchasers or MAPS Italy that could affect the
       Seller's indemnity obligation hereunder should be taken in consultation with the Seller. For the avoidance of doubt, the Parties hereby agree that any time limitations for an indemnity claim of the Purchaser under this Section 9.5 shall be suspended (gehemmt) as soon as the Purchasers have notified the Seller in writing that they intend, or one of them intends, to bring a claim against the Seller, despite the fact the remedies and covers described under (a) and (b) above have not been fully exhausted at the time of such notification. Such suspension shall expire six months from the later of (i) receipt of such notification by the
       Seller, or (ii) exhaustion of the remedies and covers described under (a)
       and (b) above, unless the relevant Purchaser(s) commence(s) arbitration proceedings against the Seller within such period. Any statutory provisions concerning the suspension of any such claim shall remain unaffected.

10.    SCOPE OF SELLERS' LIABILITY

10.1   TIME LIMITS

       All claims of the Purchasers arising under this Agreement shall be time-barred (verjahren) and lapse after 31 March 2009, except for

       (1)   all claims of the Purchasers in respect of liabilities for defects of title arising from Section 7.2.3 which shall be time-barred and lapse on the fifth anniversary of the Closing Date;

       (2)   all claims of the Purchasers arising under Section 7.10 (Tax
             Returns etc.) which shall be time-barred and lapse three (3) months after the date of the final and binding (formell und materiell bestandskraftig) assessment concerning the respective Tax, and claims of the Purchasers arising under Section 9.1 (Tax Indemnity)
             shall be time-barred and lapse on 30 June 2010;

       (3)   all claims of the Purchasers arising under Section 13, which shall become time-barred and lapse on 31 March 2010 in the case of Clause
             13.1 or three (3) months after the expiry of the two year period referred to in the case of Clause 13.2;

       (4)   all claims of the Purchasers arising under Section 9.2, which shall become time-barred and lapse on the second anniversary of the
             Closing Date;

                                                                   Page 44 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       (5)   all claims of the Purchasers arising under Section 9.3 and/or
             Section 9.5, which shall become time-barred and lapse 18 (eighteen)
             months after the Closing Date;

       (6)   all claims of the Purchasers arising as a result of willful or intentional breaches of the Seller's obligations under this
             Agreement which shall be time-barred and lapse in accordance with the statutory rules set forth in Sections 195, 199 of the German
             Civil Code (as amended from time to time);

       ((1) to (6) hereinafter collectively referred to as the "TIME
       LIMITATIONS").

10.2   SUSPENSION

       The Time Limitations as well as any other time limitations for other claims under this Agreement shall be suspended (gehemmt) as soon as the relevant Purchaser has notified the Seller in writing that it intends to bring a claim against the Seller. Such suspension shall expire six months from receipt of such notification by the Seller unless the relevant
       Purchaser commences arbitration proceedings against the Seller within such period. Any statutory provisions concerning the suspension of any such claim shall remain unaffected.

       The provisions of Section 9.1 shall remain unaffected.

10.3   NO RELIEF

10.3.1 The Purchasers shall not be entitled to make any Guarantee Claim under this Agreement, and the Seller shall not be liable, if and to the extent:

       (1)   (i) the matter to which the claim relates is provided for in the
             Closing Date Balance Sheet by way of liability, provision
             (Ruckstellung), or depreciation (Abschreibung) and (ii) was taken into account in the determination of the Purchase Price; or

       (2)   the claim relates to a matter which is provided for by the relevant
             Target Group Company per 31st December 2006 by way of liability, provision (Ruckstellung), depreciation (Abschreibung) or write-down
             (Wertberichtigung);

       (3)   the underlying facts, circumstances or events forming the basis of the Purchasers' Claim (anspruchsbegrundende Umstande i.S.v. Section
             199 Abs 1 Nr. 2 BGB), are actually known or deemed to be known by the Purchasers pursuant to Section 8.5; or

       (4)   any damages of the Purchasers are covered by cash received from third parties, including, but not limited to, through existing insurance policies; or

       (5)   the event giving rise to such Purchasers' claim arises from a change of the accounting principles of any of the Target Group
             Companies,

                                                                   Page 45 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

             taken by the Target Group Companies after the Closing Date (unless instructed in writing by the Seller); or

       (6)   any circumstances triggering an obligation or liability of the
             Seller under this Agreement (other than under Section 9 above)
             result in any of the Target Group Companies' receiving any benefit by refund, offset or reduction of Taxes; the amount of the Tax benefit shall be determined by discounting the likely future reductions in Tax over a period of five years (5) applying the statutory tax rate at the relevant time for all applicable income taxes and discounted by an interest rate of 5% per annum; or

       (7)   the Purchasers or, after Closing, the relevant Target Group Company have caused or partially caused or increased (verursacht oder mitverursacht oder vergrobert) such claim, or the action triggering such claim was taken with the written consent of the Purchasers or any of its Affiliates; or

       (8)   the matter giving rise to the Guarantee claim is disclosed in the
             Updated Disclosure Letter and such claim constitutes a Material
             Adverse Change (for the purposes of Section 4.2.2), provided that the Closing has been consumated; for the avoidance of doubt if the matter giving rise to the Guarantee claim is disclosed in the
             Updated Disclosure Letter but such claim does not constitute a
             Material Adverse Change this shall not prejudice the Purchasers'
             right under this Agreement to make such claim.

10.3.2 For the avoidance of doubt, the legal principles as to the calculation of damages, mitigation of damages and off-setting of losses by advantages caused due to the damaging event, contributory fault,
       (Schadensberechnung, Schadensminderung, Vorteilsausgleichung,
       Mitverschulden) pursuant to Sec. 249 et seq. of the BGB shall apply to all claims of the Purchasers based on a breach of any of the Seller's obligations under this Agreement.

10.4   KNOWLEDGE OF THE PURCHASERS

       Section 442 of the German Civil Code and Section 377 of the German
       Commercial Code as well as the legal principle expressed in these provisions shall not apply, neither directly nor by analogy. Section 8.5 remains unaffected.

10.5   CUMULATIVE CLAIMS

       All remedies, including the claim for specific performance under this
       Agreement, shall be cumulative and not alternative, except as expressly agreed to the contrary between the Parties.

                                                                   Page 46 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

10.6   EXCLUSION OF FURTHER CLAIMS

       The Purchasers shall have no claim against any Seller for compensation for any indirect consequential damages (indirekte Folgenschaden), loss of profits (entgangener Gewinn) or damages/losses to goodwill or for lost opportunities (entgangene Geschaftschancen). Any right of Purchasers to rescind or withdraw from this Agreement shall be excluded save as set out in Section 4.5. Any claims and rights of Purchasers beyond the independent guarantees provided for in Section 7, irrespective of nature, amount and legal basis, in particular without limitation claims based on defects, claims based on breach of pre-contractual obligations (Section
       311 para. 2 and 3) or positive breach of contractual obligations, rights of rescission because of an absence of essential qualities, or any claims under section 313 BGB (Wegfall der Geschaftsgrundlage) and the right to reduce the Purchase Price (Minderung) and any liability in tort
       (Deliktshaftung) are hereby expressly waived and excluded. Section 24 (2)
       German Act on Soil Protection (Bundesbodenschutzgesetz) shall not apply.
       Claims for specific performance (Vertragserfullung) under this Agreement, including the fulfillment of covenants given under this Agreement, and claims based on willful misconduct or sections 123 and 826 BGB shall not be affected.

11.    PARTICIPATION, INFORMATION, ETC.

11.1   INFORMATION OF CLAIMS

       The Purchasers or, after Closing, the relevant Target Group Company shall without undue delay:

11.1.1 inform the Seller by notice in writing of any circumstance whereby it appears in the reasonable opinion of the Purchasers that the Seller is or may be liable under this Agreement, stating the grounds and nature of the potential claim in reasonable detail and its estimated amount, within a period of one month from the time the Purchasers or the relevant Target
       Group Company learns of such circumstance; and

11.1.2 thereafter keep the Seller reasonably informed of all developments in relation thereto; and

11.1.3 allow, and shall cause the Target Group Companies to allow, the Seller and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such claim, and whether and to what extent any amount is payable in respect of such claim and, for such purpose, the Purchasers shall give and shall cause the Target Group
       Companies to give, such documentation information (no matter how it is recorded or stored) and assistance, as the Seller or its accountants or professional advisers may reasonably request; and

                                                                   Page 47 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

11.1.4 give opportunity to the Seller (through or together with their advisers)
       to investigate the basis of and the amount potentially payable with respect to a potential liability claim, provided that the right to investigate includes the right to receive all relevant information and reasonable assistance, to have reasonable access to premises and personnel at normal business hours and the right to examine and copy or photograph any pertinent assets.

11.2   THIRD PARTY CLAIMS

       In circumstances where (i) a claim is made against the Purchasers or a
       Target Group Company which should reasonably be expected to give rise to a claim against the Seller or (ii) the Purchasers or the relevant Target
       Group Company should reasonably be expected to be able to recover from a third party any sum in respect of any facts or circumstances by reference to which the Purchasers have or should be reasonably expected to have a claim against the Seller, as soon as reasonably practicable the
       Purchasers shall and shall procure that the respective Target Group
       Company give notice to the Seller and:

       (1)   ensure that the Seller is given reasonable opportunity to comment or discuss with the Purchasers any measures which the Purchasers propose to take or omit in connection with a third party claim;

       (2)   do not admit liability or make any agreement or compromise with any person, body or authority in relation to that third party claim without prior consultation with the Seller; and

       (3)   take any action that the Seller reasonably requests in order to effectively avoid, dispute, resist, compromise, defend or appeal against any claim pursuant to (i) or make such recovery pursuant to
             (ii), as the case may be.

       No admission of liability shall be made by the Purchasers and the third-party claim shall not be compromised, disposed of, or settled without the prior written consent of the Seller, which shall not be unreasonably withheld. If and to the extent the third party claim is not successfully resisted, the reasonable external costs of the Purchasers and / or the relevant Target Group Company in connection with this
       Section 11.2 shall be borne by the Seller. If and to the extent the third party claim is successfully resisted, the reasonable external costs of the Seller shall be borne by the Purchasers.

11.3   REPAYMENTS

       In circumstances where the Seller has paid to the Purchasers or a Target
       Group Company an amount in respect of a claim under this Agreement and subsequent to the making of such payment the Purchasers or a Target

                                                                   Page 48 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       Group Company recover from some other person a sum which is referable to that payment, the Purchasers shall and shall procure that the respective
       Target Group Company shall repay to the Seller an amount equal to the amount so recovered or, if lower, the amount paid by the Seller to the
       Purchasers or the Target Group Company. This shall not apply to any amounts the Purchasers or the Target Group Company has recovered from the escrow accounts and / or the insurance referred to in Section 8.4 of this
       Agreement, since they shall generally not be considered to be third parties for provisions of this Agreement, which provide for an exclusion or reduction of Purchasers' claims in the event a recovery from a third party is possible.

12.    COVENANTS

12.1   SELLER'S COVENANTS

12.1.1 From the Signing Date through the Closing Date, the Purchasers shall have the right to request information on any major transaction or decision which might substantially affect the business of the Target Group
       Companies and, to the extent permissible by law, the Seller shall, or shall cause the Target Group Companies to, provide such information to the Purchasers without undue delay.

12.1.2 Save as otherwise required by this Agreement, during said period, the
       Seller shall use all reasonable endeavors to cause the Target Group
       Companies to operate their business only in the ordinary course of business and consistent with past practice and not to deviate from such ordinary course of business, including without limitation, by

       (1)   incurring any obligation or liability exceeding an amount of EUR
             250,000 (two hundred fifty thousand Euros) in the individual case, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business and consistent with prior practice;

       (2)   mortgaging, pledging or subjecting to any lien, charge or any other encumbrance or restriction any of its property, business or assets except in the ordinary course of business;

       (3)   entering into new loan or credit agreements or obtaining other financing, except (i) short-term financing not exceeding EUR
             250,000 (two hundred fifty thousand Euros) in the individual case,
             (ii) credit facilities to be provided by Cariparma-Credit Agricole, specifically a loan on invoices and a stand-by credit facility each in the amount of EUR 1,000,000 and (iii) a letter of credit regarding the protection of the old age part time accounts
             (Burgschaft zur Sicherung der Altersteilzeit-Guthaben) by
             Bayerische Hypo- und Vereinsbank AG or Commerzbank AG in favour of
             MAPS GmbH;

                                                                   Page 49 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       (4)   acquiring or selling any participation in other entities or incurring the obligation to acquire or sell any such participation;

       (5)   entering into any company collective bargaining agreement;

       (6)   making any change in the compensation, bonus or other remuneration payable, or paying or agreeing to pay, any bonus, extra
             compensation, pension or severance pay, to any director or officer;

       (7)   commencing any new branches of business;

       (8)   terminating or materially amending or modifying any of the Material
             Agreements;

       (9)   distributing any dividends;

       (10)  amending the Target Group Companies' articles of association;

       (11)  issuing any new shares or reducing the share capital, or issuing, granting or selling any options, rights or warrants with respect to shares;

       (12)  making any capital expenditures in excess of the amounts disclosed in Annex 12.1.2(12).

12.1.3 The restructuring of the business in Germany as set out in Annex 12.1.3 will be completed by the Seller. Shortly before Closing, the Parties shall agree on an estimate of cash cost remaining for the completion of the restructuring following Closing - such estimated cash costs are to be deducted from the preliminary purchase price payable at Closing. If and to the extent the actual costs for the restructuring following Closing are greater, Purchasers are entitled to claim such excess against the
       Warranty Escrow. If and to the extent the actual cost for the restructuring following Closing are lower, such excess will be added to the Warranty Escrow.

12.1.4 The Seller shall up to and after Closing provide all necessary and/or useful information in its possession for the preparation of audited pro forma financial statements of the Target Group Companies for 2004, 2005 and 2006; the costs are to be borne by the Purchasers. The Seller will assist the Purchasers in agreeing the scope and the costs of such audited statements with PwC. The Seller will at Purchasers' cost up to Closing also assist the Purchasers in the preparation of such audited statements.

12.1.5 The Seller shall without undue delay after the date hereof make, or procure the making of, the notifications required by relevant law to the relevant employees' representative bodies as follows:

       (1)   MAPS GmbH and MTRS GmbH shall inform their economic committee
             (Wirtschaftsausschuss) and works council (Betriebsrat); and

                                                                   Page 50 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       (2)   MAPS Benelux shall inform its works council.

12.1.6 The Seller and MAPS Europe GmbH have entered into a cash concentration agreement on 1 December 2004 (the "CASH CONCENTRATION AGREEMENT"). The
       Seller shall ensure that the Cash Concentration Agreement will be terminated prior to Closing. All outstanding amounts under the Cash
       Concentration Agreement and the date of its termination shall be considered for the calculation of the Inter-Company Net Payable and
       Inter-Company Net Receivable.

12.1.7   The Seller undertakes that

       (1)   if the Closing takes place pursuant to Section 4.1(b) it shall procure that (other than in the ordinary course of trading) no Cash is paid or committed to be paid by any of the Target Group
             Companies to it or any of its Affiliates (other than the Target
             Group Companies) in the period from the last day of the calendar month preceding Closing up to and including the Closing Date
             ("LEAKAGE PAYMENTS"); and

       (2)   if any Leakage Payments are received by it or any of its Affiliates
             (other than the Target Group Companies) in that period, to repay them immediately to the relevant Target Group Company.

12.2   INDEMNIFICATION

       The Seller shall indemnify and hold harmless the Purchasers or, at the
       Purchasers' absolute discretion, the relevant Target Group Company, from and against any and all losses, arising from or in connection with a breach of any of the covenants set forth in Sections 12.1.1 and 12.1.2.

12.3   PURCHASERS' COVENANTS

12.3.1 The Purchasers have prior to Signing delivered true and complete copies of binding financing commitments to the reasonable satisfaction of the
       Seller sufficient to cover all payments set forth under Section 5.2.3.

12.3.2 The Purchasers shall use or shall cause the Target Group Companies to use all reasonable efforts to support the Seller with respect to the application of the Seller and its Affiliates to Pirelli for the grant of the license to use the companies' name for the time period specified in
       Section 3.3.

12.3.3 The Purchasers shall provide or procure the provision by the Target Group
       Companies and Shanghai SAIC-Metzeler of any reporting of financial accounting information relating to the time prior to Closing and according to the current reporting practice exercised by the Target Group
       Companies in order to enable the Seller to provide for proper accounting in the companies belonging to the group but remaining with the Seller.

                                                                   Page 51 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

12.3.4 A settlement is being organized in a class action in the US District
       Court of Connecticut titled "Crompton Settlement" and designated as Case
       No. 3:03 MD 1542 (SRU) (the "SETTLEMENT") in the US, relating to the manipulation of the pricing of epdm from 1997 to 2001. It appears that the Target Group Companies in Europe may be a beneficiary. The Purchasers undertake to take, and to procure the taking by the Target Group
       Companies of, all such actions as may be reasonably required to preserve the Target Group Companies' claims and rights under the settlement and without undue delay after receipt to remit, or procure the remittance by the relevant Target Group Companies, of all amounts (if any) received under the Settlement until 31 March 2009, after deduction of all applicable Taxes to Seller.

13.    NON-SOLICITATION

13.1   NON-COMPETE

       The Seller undertakes to use all reasonable efforts to procure that the
       Seller's Affiliates in the United Kingdom, France and Spain shall not for the time periods up to the earlier date of a sale of such Affiliate to third parties or 31 December 2009, in each case to the extent permissible by law, (i) solicit, accept or attempt to obtain any business currently under contract or awarded as specified in Annex 13.1 and, (ii) establish manufacturing, engineering, research and development facilities for weather sealing products in Germany and Italy. The Seller further undertakes that, on the sale of one of its Affiliates in the United
       Kingdom, France and / or Spain before 31 December 2009, it will use all reasonable efforts to impose the foregoing obligations on the purchasers of such Affiliate(s). For the avoidance of doubt, the Parties agree that
       "all reasonable efforts" shall include exercising statutory rights, but shall not extend to dismissing or penalizing management of the relevant
       Affiliate, nor to paying money.

13.2   NON-SOLICITATION

13.2.1 The Seller undertakes, and shall cause each of the Seller's Affiliates to undertake, for a period of two years from the Closing Date, not to solicit or entice away from the Target Group Companies, or to offer employment to or employ, or to offer or conclude any contract for services with, any person who was employed by the Target Group Companies in a senior managerial position at the date hereof.

13.2.2 The Purchasers undertake, and shall cause each of the Purchasers'
       Affiliates and, after Closing, the Target Group Companies to undertake, for a period of two years from the Closing Date, not to solicit or entice away from the Seller and/or its Affiliates, or to offer employment to or employ, or to offer or conclude any contract for services with, any person

                                                                   Page 52 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       who was employed by the Seller or its Affiliates in a senior managerial position at the date hereof.

14.    MAP INDIA

14.1   PRE-EMPTIVE RIGHT OF TOYODA

       Under the MAP India JVAgreement and the shareholders' agreement /
       articles / statutes of MAP India, Toyoda has a pre-emptive right in regard to the Seller's Shares in MAP India ("TOYODA PRE-EMPTIVE RIGHT");
       moreover, Toyoda's consent to the transfer of the Seller's Shares in MAP
       India to the Purchaser 1 is required. The Seller and the Purchaser 1 shall use all reasonable endeavors, and the Seller undertakes to support the Purchaser 1 in its negotiations with Toyoda, to persuade Toyoda (i)
       not to exercise its pre-emptive right and (ii) to give its consent to the transfer of Seller's Shares in MAP India to the Purchaser 1 including any necessary board approval. The Seller shall promptly after the Signing
       Date send a letter to Toyoda, as required under the MAP India
       JVAgreement, in order to trigger the thirty day period within which
       Toyoda must decide whether to exercise its pre-emptive right or not, and to give or deny its consent. The Seller shall ensure that the Purchaser 1 will be involved in any discussions with Toyoda that may take place within the thirty day period.

14.2   ALTERNATIVE 1: TOYODA DOES NOT EXERCISE ITS PRE-EMPTIVE RIGHT

14.2.1 If Toyoda does not exercise its pre-emptive right and consents (or is deemed to consent) to the transfer of Seller's Shares in MAP India in accordance with the provisions set forth in the MAP India JVAgreement, the Seller shall transfer title to the Seller's Shares in MAP India to the Purchaser 1 in accordance with the requirements under Indian law, as soon as practically possible after the receipt of such consent in writing, at the earliest however on the Closing Date. The Seller and the
       Purchaser 1 shall use all reasonable endeavors to obtain any necessary regulatory or other third party consent(s) for such transfer.

14.2.2 The Purchase Price allocated to the Seller's Shares in MAP India (as included in the Purchase Price) is EUR 8,000,000 ("MAP INDIA PRICE") and
       shall be paid by the Purchaser 1 (a) by way of release of the India
       Escrow to the Seller net of an amount equal to the India WHT and (b) by release of an amount equal to the India WHT to the Tax Authorities in
       India. Any dividend or other distributions to the Seller after 31
       December 2006 will result in a EUR for EUR reduction of the MAP India
       Price. The India Escrow is to be released to Seller and the Tax
       Authorities in India as set out above promptly after the consent to the transfer of the Seller's Shares in MAP India to the Purchaser 1 and the
       waiver of its right of pre-emption have been obtained from Toyoda in writing, or the relevant waiting periods have expired, whatever occurs first.

                                                                   Page 53 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

14.2.3 The Parties shall co-operate to the extent necessary prior to Closing to determine and agree the amount of the India WHT. Each of the Seller and the Purchaser 1 shall promptly and duly make all such filings and declarations as may be required by Tax law or practise in connection with the determination and payment of the India WHT, and the Purchaser 1 shall promptly provide to the Seller all certificates, documents or information that Seller reasonably requires to obtain the benefit of / credit for the
       India WHT.

14.3   ALTERNATIVE 2: TOYODA EXERCISES ITS PRE-EMPTIVE RIGHT

14.3.1 If Toyoda either duly exercises its pre-emptive right in writing or refuses to consent to the transfer in writing of the Seller's Shares in
       MAP India to the Purchaser 1, the India Escrow shall:

       (1)   if such exercise or refusal occurs after the Closing Date, promptly be released to Purchaser 1, or

       (2)   if such exercise or refusal occurs prior to the Closing Date be withheld by the Purchaser 1 as set out in Section 5.2.2.

       In either such case, the Seller's Shares in MAP India shall then not be transferred to Purchaser 1 and the Purchase Price shall be reduced by an amount equal to the MAP India Price.

14.3.2 For the avoidance of doubt, the Parties confirm their understanding that the execution and implementation of the other transactions contemplated by this Agreement shall not be contingent upon the decision of Toyoda whether or not to exercise its pre-emptive right in regard to the
       Seller's Shares in MAP India.

15.    MAPS CHINA

       The Shares held by MAPS Italy in Shanghai SAIC-Metzeler ("MAPS CHINA
       INTEREST") shall indirectly pass to the Purchaser 1 as a result of the transfer of the Seller's Shares in MAPS Italy upon the consummation of the Closing.

       The Purchaser 1 shall use all reasonable endeavors to obtain SAIC's and
       Zhaotun's agreement that the sealing operations of the Purchaser 1 and
       Shanghai SAIC-Metzeler may be combined following the Closing on the basis of the concept outlined in Annex 15 and on terms reasonably acceptable to the Purchaser 1. The Seller shall support the Purchaser 1 in its negotiations with SAIC.

       If the Purchaser 1 fails to get the agreement of SAIC and Zhaotun as described above, the Purchaser 1 shall have the right to require that the
       Seller shall as soon as practically possible purchase the MAPS China

                                                                   Page 54 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       Interest from MAPS Italy at a fixed price equivalent to USD 15,300,000
       (US Dollars fifteen million three hundred thousand) (the "MAPS CHINA
       PRICE"). This fixed price shall be payable against (Zug-um-Zug) transfer of title to the MAPS China Interest. The Purchaser 1 and the Seller shall use all reasonable endeavors to obtain all necessary regulatory or other third party consent(s) for such transfer.

       The Purchaser 1 has to provide the Seller with a written notice of its election to have the Seller purchase and acquire the MAPS China Interest at the latest two weeks prior to the Closing Date (the "CHINA SELLING
       NOTE"). If the Seller has issued the China Selling Note, the MAPS China
       Price shall be paid to the China Escrow Account.

       If the MAPS China Interest is sold and transferred to Seller under this
       Section 15, the Parties agree that the Seller and the Purchaser 1 shall each bear 50% of the net (non-recoverable) Tax incurred by them and their respective Affiliates as a direct result thereof (i.e. transfer taxes, stamp duty or documentary taxes and tax on capital gains). The Purchaser
       1 and the Seller shall cooperate to determine and agree the amount of such Tax and shall, without undue delay after such amount is agreed or determined, make such balancing payments between them as may be necessary.

       If the MAPS China Interest cannot be sold and/or transferred to the
       Seller, because the legal requirements are not fulfilled, in particular

       (a)   the relevant application forms and documents in respect of the sale and transfer have not been signed by the chairman of Shanghai
             SAIC-Metzeler, or

       (b)   the sale and transfer has not been approved by the Board of
             Directors of Shanghai SAIC-Metzeler, or

       (c)   no waiver letter has been issued by each non-transferring
             shareholder (i.e., SAIC and Zhaotun) waiving its pre-emption right in respect of the sale and transfer, or

       (d)   the Chinese authorities have refused to grant a necessary approval for the sale and transfer of the MAPS Chinese Interest,

                                                (together the "CHINA APPROVALS")

       the MAPS China Interest shall remain with MAPS Italy and any steps taken in connection with the sale and transfer from MAPS Italy to the Seller shall be cancelled and, to the extent necessary reversed.

16.    MERGER NOTIFICATION

16.1   NOTIFICATION OF THE TRANSACTIONS

16.1.1 The Seller and the Purchasers shall use their best efforts to obtain merger clearance of the transactions contemplated in this Agreement as soon as possible after the Signing Date.

                                                                   Page 55 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

16.1.2 The notification of the transactions contemplated herein to the competent antitrust authorities shall be prepared and submitted by the Purchasers, provided that the form and content of such notification must have been coordinated with the Seller in writing prior to submission to the relevant authority.

16.1.3 The Seller shall (and shall cause the Target to) submit to the
       Purchasers, as soon as practical after the Signing Date, all documents, data and other information in its possession which are requested by the
       Purchasers and are, in the reasonable judgment of the Purchasers, necessary for the purposes of preparing, amending or supplementing the pre-merger notification.

16.1.4 The Purchasers and the Seller shall promptly, correctly and fully satisfy any requests of the relevant authorities and shall keep each other informed as to the progress thereof. Each Party shall provide to the other copies of all correspondence with the relevant authorities and shall, to the extent practically possible, not participate in any meetings, conference calls or similar discussions with such authorities or provide any information or otherwise communicate with any relevant authority without (a) first consulting with the other party and taking into account its reasonable requirements and (b) ensuring that the other party can, if it so wishes, attend or be represented in any such meeting, conference call or similar discussion. No information relating to the
       Seller or to any companies, funds or entities associated or affiliated, controlled or managed by or under common control or management with any of it, or to it respective businesses shall be given to any relevant authority without the prior written consent of the Seller, unless such information has been expressly provided to the Purchasers by the Seller for such purposes.

16.1.5 If the Purchasers become aware that it is reasonably likely that the
       Condition Precedent in Section 4.2.1 will not be satisfied or that conditions or obligations may be imposed which could affect the Seller, it shall notify the Seller forthwith in writing.

16.2   CLEARANCE OF THE TRANSACTIONS SUBJECT TO CONDITIONS

       If and to the extent that the competent antitrust authorities grant clearance of the transactions contemplated herein only subject to the satisfaction of any conditions (Auflagen oder Bedingungen) by the Seller and / or the Purchasers or any of their affiliated entities, the Seller and Purchasers shall contemplate and as soon as practicable consult each other in good faith, whether they deem it reasonable for them to satisfy such conditions. The Parties, however, agree that a condition to divest a facility of a Purchaser shall not be considered reasonable.

                                                                   Page 56 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

16.3   NON-CLEARANCE OF THE TRANSACTIONS

       If and to the extent that the competent antitrust authorities do not grant clearance of the transactions contemplated herein, the Purchasers shall have the right, but shall not be obligated to, seek any appropriate remedy available under applicable law against such non-clearance. At the request of the Purchasers, the Seller, too, shall seek such remedy or participate in any proceedings initiated by the Purchasers for such purposes, each in such manner as specified by the Purchasers.

17.    CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

17.1   CONFIDENTIALITY IN RELATION TO COMPANY

17.1.1 The Seller shall keep strictly confidential all information it has in relation to the Target Group Companies and their business operations and shall not use such confidential information for itself or for any third party except to the extent that the relevant facts are publicly known or disclosure is required by law.

17.1.2 The Purchasers shall, and shall (after Closing) procure that the Target
       Group Companies shall, keep strictly confidential all information they have in relation to the Seller and its Affiliates and their business operations and shall not use such confidential information for themselves or for any third party except to the extent that the relevant facts are publicly known or disclosure is required by law.

17.2   CONFIDENTIALITY IN RELATION TO THIS AGREEMENT AND THE PARTIES

       The Parties to this Agreement shall keep strictly confidential any information obtained by them in connection with the negotiation and conclusion of this Agreement with respect to this Agreement, the transactions contemplated herein and the respective other Parties and its affiliated entities except to the extent that the relevant facts are publicly known or disclosure is required by law. The Seller shall, however, have the right to submit any information to the Seller's
       Affiliates or its or their banks or investors which is necessary or appropriate for the purposes of the execution and consummation of this
       Agreement and the transactions contemplated herein. The Purchasers shall have the right to submit any information to any of their Affiliates or their banks or investors which is necessary or appropriate for the purposes of the execution and consummation of this Agreement and the transactions contemplated herein.

17.3   PUBLIC ANNOUNCEMENTS

       No public announcement shall be made with respect to the transactions contemplated herein without the consent of both Parties, save to the extent

                                                                   Page 57 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       required by law. In any case, the Parties will consult so far as practicable on such announcement.

18.    COSTS AND TRANSFER TAXES

18.1   COSTS OF ADVISORS

       Each Party shall bear its own costs and expenses in connection with the preparation, execution and consummation of this Agreement, including, without limitation, any and all professional fees and charges of its advisors.

18.2   OTHER COSTS; FEES

       The costs of the notarization of this Agreement and the transfer documentation and the fees of the competent antitrust authorities shall be borne by the Purchasers. The Seller shall bear the costs of the transfer of MAPS VLM pursuant to Section 2.2.3 (4).

18.3   TRANSFER TAXES

       Any transfer taxes including, without limitation, real estate transfer tax (Grunderwerbssteuer), stamp duty and similar taxes or charges resulting from the execution and consummation of this Agreement shall be borne by the Purchasers.

19.    LIABILITY; ASSIGNMENTS OF RIGHTS AND OBLIGATIONS

19.1   JOINT AND SEVERAL LIABILITY

       The Purchasers shall be jointly and severally liable (haften gesamtschuldnerisch) for all obligations assumed by any of them to or for the benefit of the Seller under or in connection with this Agreement.

19.2   NO ASSIGNMENT WITHOUT CONSENT

       This Agreement and any rights and obligations hereunder cannot be transferred or assigned in whole or in part without the prior written consent of the other Parties hereto, subject to Section 3.1 of this
       Agreement.

19.3   ASSIGNMENT BY PURCHASERS

       The Purchasers, however, may transfer or assign this Agreement or any rights or obligations hereunder to any of their affiliated entities
       (within the meaning of Section 15 et seq. of the German Stock Corporation
       Act). In the event of any such transfer or assignment, the Purchasers hereby guarantee the performance of the obligations of the transferee or assignee under this Agreement.

                                                                   Page 58 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

20.    NOTICES

20.1   FORM OF NOTICE

       Any notice or other declaration hereunder shall be in writing, unless notarization or any other specific form is required, and shall become effective upon receipt by the recipient Party.

20.2   REPRESENTATION OF THE PURCHASERS

20.2.1 The Purchaser 2 hereby authorizes Purchaser 1 to make and receive all declarations and to execute all documents (in whatever form) and to take all actions (of whatever kind), which in the discretion of the Purchaser
       1 seem to be necessary or appropriate in connection with any matter set forth in this Agreement. The Purchaser 2 releases the Purchaser 1 from any potential restrictions regarding self dealing and multiple representation under applicable local law, to the extent permissible by applicable local law. Purchaser 2 can terminate this authorization at any time by written notice to the Seller.

20.2.2 The Purchaser 1 shall procure that any Substitute Purchaser authorizes it to make and receive all declarations and to execute all documents (in whatever form) and to take all actions (of whatever kind), which in the discretion of the Purchaser 1 seem to be necessary or appropriate in connection with any matter set forth in this Agreement. The Substitute
       Purchaser shall release the Purchaser 1 from any potential restrictions regarding self dealing and multiple representation under applicable local law, to the extent permissible by applicable local law. The Substitute
       Purchaser shall be entitled to terminate this authorization at any time by written notice to the Seller.

20.3   NOTICES TO SELLER

       Any notice or other declaration to be given to the Seller hereunder shall be addressed as follows:

             Automotive Sealing Systems S.A.
             Attn: Board of Directors
             Avenue de la Gare 65,
             1611 Luxembourg, Luxembourg

       with a copy to:

             Talisman Management Limited
             Attn: David Peterzan
             37 Ixworth Place
             London, SW3 2QH
             United Kingdom

                                                                   Page 59 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

       or such other address as the Seller may communicate to the Purchasers in writing.

20.4   NOTICES TO PURCHASERS

       Any notice or other declaration to be given to the Purchasers hereunder shall be addressed as follows:

             Cooper-Standard Automotive Inc.,

             Attn: General Legal Counsel,

             39550 Orchard Hill Place, Novi,

             MI 48375, USA

       or such other address as the Purchasers may communicate to the Seller in writing.

20.5   COPIES TO ADVISOR AND / OR ACTING NOTARY

20.5.1 The receipt of copies of notices or other declarations hereunder by the
       Parties' advisors shall not constitute or substitute the receipt of such notices or other declarations by the Parties themselves.

20.5.2 Any notice or other declaration hereunder shall be deemed received by a
       Party regardless of whether any copy of such notice or other declaration hereunder has been sent to or received by an advisor of such Party or the acting notary, irrespective of whether the delivery of such copy was mandated by this Agreement.

21.    GOVERNING LAW

       This Agreement shall be governed by and construed in accordance with the laws of Germany, excluding (i) the United Nations Convention on Contracts for the International Sale of Goods (CISG) and (ii) the German provisions on conflicts of laws.

22.    ARBITRATION

       Any dispute, controversy or claim arising from or in connection with this
       Agreement and its execution or validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German
       Institution of Arbitration e.V. (DIS) as amended from time to time without recourse to the ordinary courts of law. The place of the arbitration shall be Frankfurt am Main. The language of the arbitral proceedings shall be English. To the extent that proceedings in state courts are permissible, the courts of Frankfurt am Main shall have non-exclusive jurisdiction.

                                                                   Page 60 of 74

                                                                 Cooper-Standard
                                                            Project Falcon / SPA
                                                                    09 June 2007

23.    MISCELLANEOUS

23.1   INTEREST UNDER THIS AGREEMENT

       Except as otherwise provided herein, each Party shall pay interest on any amounts becoming due and payable to the other Party, as the case may be, under this Agreement as from the respective due dates until, but not including, the day of payment at the rate of 300 basis points over the basic interest rate (Basiszinssatz) within the meaning of Section 247 para. 1 of the German Civil Code on the basis of actual days elapsed and a 360-day-year.

23.2   AMENDMENTS; SUPPLEMENTATION

       Any amendment or supplement to or modification or termination of this
       Agreement, including this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law. Any amendment, supplement or modification of this
       Agreement shall further only be valid upon written approval of the insurer of the insurance described in clause 8.4 above.

23.3   ENTIRE AGREEMENT

       This Agreement constitutes the entire agreement among and between the
       Parties with respect to the subject matter hereof and shall substitute and supersede any negotiations, agreements and understandings, oral or written, heretofore made between the Parties with respect to the subject matter hereof. There are no side agreements to this Agreement.

23.4   SEVERABILITY

       Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby.
       Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose as of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

                                                                   Page 61 of 74

                                                                 Cooper-Standard
                                                                  Project Falcon
                                  Annex 1.1 to Share Sale and Purchase Agreement

ANNEX 1.1 TO SHARE SALE AND PURCHASE AGREEMENT

DEFINITIONS

AGREEMENT shall mean the entirety of this agreement including the Annexes set forth in Annex 1.4 to this Agreement and other attachments hereto.

ACCOUNTING DOCUMENTS shall have the meaning set forth in Section 6.1.

AFFILIATE / AFFILIATES shall mean all companies and other entities related to a
Party within the meaning of Section 15 et. seq. of the German Stock Corporation
Act (Aktiengesetz).

BASKET shall have the meaning set forth in Section 8.2.

BGB shall mean the German Civil Code.

BUSINESS DAY shall mean a day (not including any Saturday or Sunday) on which the commercial banks in Germany are open for general business.

CASH shall mean cash and cash equivalents of the Target Group Companies incorporated in Germany and Italy (on a consolidated basis).

CASH CONCENTRATION AGREEMENT shall mean the cash concentration agreement concluded between the Seller and MAPS Europe GmbH on 1 December 2004.

CHINA APPROVALS shall have the meaning as set out in Section 15.

CHINA ESCROW AGREEMENT shall have the meaning set out in Section 5.8.

CHINA ESCROW ACCOUNT shall have the meaning set out in Section 5.8.

CHINA ESCROW AMOUNT shall mean the sums paid into the China Escrow Account.

CHINA SELLING NOTE shall have the meaning set out in Section 15.

CLOSING shall mean the consummation of the transactions contemplated by this
Agreement pursuant to Section 4.1.

CLOSING DATE shall have the meaning set out in Section 4.1.

CLOSING DATE BALANCE SHEET shall have the meaning set out in Section 6.4.

CONDITION(S) PRECEDENT shall mean one of the conditions set out in Section 4.2.

DATA ROOM shall mean virtual data room at Clifford Chance Connect including the matter sites Project Falcon Finance & Tax, Project Falcon HR, Project Falcon IT,
Project Falcon Legal, Project Falcon Operations, Project Falcon Purchasing and
Project Falcon Sales & Engineer.

DE MINIMIS CLAIMS shall have the meaning set forth in Section 8.2.

DISCLOSURE LETTER shall mean the letter attached to this Agreement as Annex
8.5(b).

                                                                   Page 62 of 74

                                                                 Cooper-Standard
                                                                  Project Falcon
                                  Annex 1.1 to Share Sale and Purchase Agreement

DRAFT CLOSING DATE BALANCE SHEET shall mean the draft consolidated financial statements as specified in Annex 6.2. as at the Closing Date.

ENVIRONMENTAL CONTAMINATION shall mean the contamination or pollution of (i) the air (including, without limitation, the air within buildings and other natural or manmade structures whether above or below ground), (ii) the water (including, without limitation, surface and ground water and water within pipes, drains or sewers), (iii) the land (including, without limitation, the soil, sub-soil, sediment or other terrestrial material), (iv) the organisms (including, without limitation, human beings), or (v) buildings, operational facilities and other property currently in use, above and below ground) by Hazardous Material that exists from the land, the buildings, the operational facilities (each as described above).

ENVIRONMENTAL LAWS shall mean all international, European Union, national and regional laws (including without limitation royal decrees, legislative decree and law-decrees) and all national, regional and local rules implementing regulations, decrees and rules (including without limitation presidential, ministerial, regional or local regulations, decrees, ordinances, rules and circulars), in relation to all matters related to the pollution or protection of the environment and/or human health and safety, with any judicial or administrative interpretation of each of the foregoing, as in force and applied at the Closing Date.

ESCROW AGENT shall mean Rechtsanwalt Heinrich von Mettenheim, Mainzer
Landstra(beta)e 46, 60325 Frankfurt am Main, or any other escrow agent agreed upon by the Parties.

EXPERT shall mean the expert referee (Schiedsgutacher) to be appointed in accordance with Section 6.7.2.

EXTENDED TAX ESCROW shall have the meaning as defined in Section 5.6.3(2).

EXTENDED TAX ESCROW PERIOD shall have the meaning as defined in Section
5.6.3(3).

EXTENDED TAX ESCROW FUNDS shall have the meaning as defined in Section 5.6.3(3).

FINANCIAL DEBT shall mean the indebtedness for borrowed monies of the Target
Group Companies in Germany and Italy (on a consolidated basis), excluding for the avoidance of doubt amounts included as liabilities in Net Working Capital, reorganization provisions, Tax and deferred tax obligations, pensions and post retirement obligations. Sales / assignments of accounts receivable through factoring or similar arrangements shall be treated as Financial Debt (a) if they are not of the type classified as non-recourse (pro soluto) under the current accounting policies of the Target Group Companies consistently applied or (b) in the case of amounts so classified by the Target Group Companies as non-recourse
(pro soluto), to the extent the total of such amounts exceeds EUR 14 Million.

FINANCIAL STATEMENTS shall have the meaning set out in Section 7.13.1.

                                                                   Page 63 of 74

                                                                 Cooper-Standard
                                                                  Project Falcon
                                  Annex 1.1 to Share Sale and Purchase Agreement

GUARANTEE CLAIM shall mean a claim for breach of Guarantees.

GUARANTEES shall mean the independent promises of guarantee in accordance with
Section 311 Para.1 of the German Civil Code (selbstandiges Garantieversprechen)
of the Seller to the Purchasers set out in Section 7.

HAZARDOUS MATERIAL shall mean any material or substance, including waste, which, alone or in combination with other substances, causes or may cause harm to the environment or to the health and safety of any person.

INDIA ESCROW ACCOUNT shall have the meaning set out in Section 5.7.

INDIA ESCROW AMOUNT shall mean the sums paid into the India Escrow Account.

INDIA ESCROW AGREEMENT shall have the meaning set out in Section 5.7.

INDIA WHT shall mean the tax required to be withheld and paid to the Tax
Authorities in India by Purchaser 1 due to the sale and/or transfer of the
Seller's Shares in MAP India.

INFORMATION TECHNOLOGY shall have the meaning set out in Section 7.8.4.

INITIAL WARRANTY ESCROW PERIOD shall have the meaning as defined in 5.6.3(1).

INTELLECTUAL PROPERTY RIGHTS shall mean registered patents, trademarks, trade names and domain names (including in each case applications).

INTER COMPANY LOAN AGREEMENTS shall have the meaning set out in Section 5.1(6).

INTER GROUP NET PAYABLE shall have the meaning as set forth in Section 5.1(7).

INTER GROUP NET RECEIVABLE shall have the meaning as set forth in Section
5.1(8).

INTRA-GROUP INDEBTEDNESS shall have the meaning set forth in Section 5.10.

IP LICENSE AGREEMENTS shall have the meaning as set out in Annex 4.6(11).

KNOWLEDGE shall have the meaning set forth in Section 8.6.

LEAKAGE PAYMENTS shall have the meaning set forth in Section 12.1.7.

LEASES shall have the meaning set forth in Section 7.16.2.

LIABILITY CAP shall have the meaning set forth in Section 8.3.

LISTED REAL PROPERTY RIGHTS shall have the meaning set forth in Section 7.16.1.

MAP INDIA shall mean Metzeler Automotive Profiles India Private Ltd.

MAP INDIA JVAGREEMENT shall mean the Joint Venture Agreement referred to in
Section 2.3.1.

MAP INDIA PRICE shall have the meaning set forth in Section 14.2.2.

MAP BELARUS shall mean Metzeler Automotive Profiles Baranowitschi GmbH.

                                                                   Page 64 of 74

                                                                 Cooper-Standard
                                                                  Project Falcon
                                  Annex 1.1 to Share Sale and Purchase Agreement

MAPS BENELUX shall mean Metzeler Automotive Profile Systems Benelux NV.

MAPS CHINA INTEREST shall mean the participation held by MAPS Italy in Shanghai
SAIC-Metzeler.

MAPS CHINA PRICE shall have the meaning set forth in Section 15.

MAPS DZIERZONIOW shall mean Metzeler Automotive Profile Systems Dzierzoniow sp zoo.

MAPS EUROPE GMBH shall mean METZELER Automotive Profile Systems Europe GmbH.

MAPS GERMANY shall mean MAPS GmbH, MAPS Europe GmbH, MTRS GmbH and MKU GmbH.

MAPS GMBH shall mean METZELER Automotive Profile Systems GmbH.

MAPS ITALY shall mean Metzeler Automotive Profile Systems Italy S.p.A.

MAPS PIOTRKOW shall mean Metzeler Automotive Profile Systems Piotrkow sp zoo.

MAPS POLSKA shall mean Metzeler Automotive Profile Systems Polska sp zoo.

MAPS VLM shall have the meaning set forth in Section 2.2.3(4).

MATERIAL ADVERSE CHANGE shall have the meaning set forth in Section 4.2.2.

MATERIAL ADVERSE EFFECT shall mean any change or effect that is materially adverse to the financial condition, results of operation or assets (i) of MAPS
Germany, or (ii) of MAPS Italy or (iii) of the remainder of the Target Group
Companies taken together.

MATERIAL INTELLECTUAL PROPERTY RIGHTS shall have the meaning as set out in
Section 7.8.1.

MATERIAL AGREEMENTS shall have the meaning set forth in Section 7.5.

MKU GMBH shall mean Metzeler Kautschuk Unterstutzungskasse Gesellschaft mit beschrankter Haftung.

MTRS GMBH shall mean METZELER Technical Rubber Systems GmbH.

NET REFERENCE WORKING CAPITAL shall mean the amount set out in Section 5.1(5).

NET WORKING CAPITAL shall mean the total net working capital of the Target Group
Companies on a consolidated basis calculated using information from the Target
Companies' management accounts reporting system, prepared consistently with the calculations set out in Annex 5.1.(5)

PARTIES shall mean both Seller and Purchasers.

PARTY shall mean Seller or a Purchaser.

                                                                   Page 65 of 74

                                                                 Cooper-Standard
                                                                  Project Falcon
                                  Annex 1.1 to Share Sale and Purchase Agreement

PRELIMINARY PURCHASE PRICE shall mean the estimated purchase price calculated by
Seller and Purchasers based on good faith estimates to be agreed by Seller and
Purchasers pursuant to Section 5.2.1.

PURCHASE PRICE ADJUSTMENT shall mean the amount to be paid pursuant to Section
5.3 by either Seller or Purchasers in case the Purchase Price based on the
Closing Date Balance Sheet is higher or lower than the Preliminary Purchase
Price.

PURCHASE PRICE shall have the meaning set forth in Section 5.1.

PURCHASER 1 shall mean Cooper Standard Automotive Inc.

PURCHASER 2 shall mean CSA Germany GmbH & Co KG.

PURCHASERS' ACCOUNT shall mean Purchasers' bank account referred to in Section
5.5.

PWC shall mean PricewaterhouseCoopers.

RBS shall mean The Royal Bank of Scotland plc.

REDUCED PURCHASE PRICE shall have the meaning set forth in Section 5.1.

REGISTERED SHARE CAPITAL OF MAPS EUROPE GMBH shall mean the registered share capital of MAPS Europe GmbH amounting to EUR 7,700,000.00.

RELEVANT AMOUNT shall have the meaning set forth in Section 9.1.6.

REMEDIATION COSTS shall mean measures (including, but not limited to, reporting, investigation, monitoring, treatment, remediation and disposal of Environmental
Contamination) which serve the purpose of, and are necessary for, the containment (Sicherung) and/or removal (Beseitigung) of Environmental
Contamination existing as of Closing and / or the remedy of non-compliance with applicable Environmental Laws.

SAIC shall mean Shanghai Automotive Industry Corporation (Group).

SECURED FINANCIAL DEBT shall have the same meaning as under Section 4.6(2).

SELLER shall mean Automotive Sealing Systems S.A.

SELLER'S ACCOUNT shall mean the Seller's bank account referred to in Section
5.4.

SELLER'S SHARE IN MAPS EUROPE GMBH shall mean the (single) share into which the
Registered Share Capital of MAPS Europe GmbH is divided.

SELLER'S SHARES IN MAP INDIA shall mean the share of Seller in MAP India representing 74 % of the Share Capital of MAP India.

SELLER'S SHARES IN MAPS ITALY shall mean all of the shares into which the
Registered Share Capital of MAPS Europe GmbH is divided.

SENIOR FACILITIES AGREEMENT shall mean the senior facilities agreement(s) with
RBS.

                                                                   Page 66 of 74

                                                                 Cooper-Standard
                                                                  Project Falcon
                                  Annex 1.1 to Share Sale and Purchase Agreement

SHANGHAI SAIC-METZELER shall mean Shanghai SAIC-Metzeler Sealing Systems Co Ltd.

SHARE CAPITAL OF MAP INDIA shall mean the share capital of MAP India amounting to Indian Rupees 22,546,700.

SHARE CAPITAL OF MAPS ITALY shall mean the issued and fully paid up share capital of MAPS Italy amounting to EUR 22,464,000.00.

SHARES shall mean all of the Seller's shares in the Target Companies.

SIGNING shall mean the signing of this Agreement in due notarial form.

SIGNING DATE shall mean the date on which this Agreement is signed.

SUBSIDIARY / SUBSIDIARIES shall mean the wholly or majority owned subsidiaries of the Target Companies as referred to in Section 2 and Section 3.3.

SUBSTITUTE PURCHASER shall have the meaning as defined in Section 3.1(2).

SUPPLY AGREEMENTS shall mean the two supply agreements related to the supply of wire carrier from Schlegel Ireland Ltd. to (i) MAPS Italy and (ii) MAPS GmbH, as
set out in Annex 4.6(12).

TARGET COMPANIES shall mean MAPS Europe GmbH, MAPS Italy, MAP India.

TARGET GROUP COMPANIES / TARGET GROUP COMPANY shall mean the Target Companies and their Subsidiaries as set forth in Section 3.3, individually and jointly.

TAX OR TAXES shall have the meaning set forth in Section 9.1.2.

TAX AUTHORITY shall have the meaning as set out in Section 9.1.2

TAX BENEFIT shall mean a benefit by refund, set-off or reduction of Taxes as set out in Section 9.1.6.

TAX INDEMNITY shall have the meaning as set out in Section 9.1.

TAX INDEMNITY PERIOD shall have the meaning as set out in Section 9.1.

TIME LIMITATIONS shall mean the time limits set out in Section 10.1 of this
Agreement.

TOYODA shall mean Toyoda Gosei Co Ltd.

TOYODA PRE-EMPTIVE RIGHT shall mean Toyoda's pre-emption right regarding the
Seller's Shares in MAP India referred to in Section 14.1.

UPDATED DISCLOSURE LETTER shall mean the letter to be delivered by Seller to
Purchasers at Closing setting forth any circumstances to be disclosed or listed under the Section 7 or its Annexes thereto and (i) occurring or (ii) to the extent a Guarantee is qualified by the Seller's Knowledge becoming known by individuals whose knowledge is defined as being Seller's Knowledge between the
Signing Date and the

                                                                   Page 67 of 74

                                                                 Cooper-Standard
                                                                  Project Falcon
                                  Annex 1.1 to Share Sale and Purchase Agreement

Closing Date. The letter shall also describe any breach of the Seller's covenants stipulated in Section 12 between the Signing Date and the Closing
Date, which shall not restrict the Purchasers' rights under the Agreement for such breach of the Seller's covenants.

WARRANTY ESCROW shall have the meaning set out in Section 5.6.

WARRANTY ESCROW ACCOUNT shall have the meaning set out in Section 5.6.

WARRANTY ESCROW AGREEMENT shall have the meaning set out in Section 5.6.

WARRANTY ESCROW FUNDS shall have the meaning set out in Section 5.6.3 (1).

WARRANTY ESCROW PERIOD shall have the meaning set out in Section 5.6.3 (1).

ZHAOTUN shall mean Shanghai Qinpu Zhaotun Collective Asset Management Company.

                                                                   Page 68 of 74

                                                                 Cooper-Standard
                                                                  Project Falcon
                                  Annex 1.4 to Share Sale and Purchase Agreement

ANNEX 1.4 TO SHARE SALE AND PURCHASE AGREEMENT

LIST OF ANNEXES

  ANNEX                                    CONTENT
----------   -------------------------------------------------------------------
1.1          Definitions

1.4          List of Annexes

3.1(2)       Draft Adherence Deed

4.2.2        Anti-trust Clearances

4.6(11)      IP License Agreements

4.6(12)      Supply Agreements

5.1          Schedule of intercompany loan agreements

5.1(5)       Net Working Capital

5.6          Warranty Escrow Agreement

5.7          India Escrow Agreement

5.8          China Escrow Agreement

5.9          Allocation of the purchase price to the Shares

6.2          Draft Closing Date Balance Sheet

7.5          Disclosed Material Agreements

7.7          List of the 10 largest customers and suppliers

7.8.1        A - Registered IP Rights

             B - Licencees of registered IP Rights

7.9.1        Disclosed Litigation

7.9.2        Disclosed Product Warranty or Product Liability Claims

7.11.1       Collective bargaining and works agreements

7.11.2       Disclosures regarding (i) employment contracts containing
             incentives that may be triggered by CoC, (ii) limitations to terminate employment contracts, (iii) obligations re a certain number of

                                                                   Page 69 of 74

                                                                 Cooper-Standard
                                                                  Project Falcon
                                  Annex 1.4 to Share Sale and Purchase Agreement

             employees

7.11.4       Pension or retirement schemes

7.14.2       Restructuring expenditures 2006 and 2007

7.16.1       Listed Real Property Rights

7.16.1(b)    List of excerpts from land registers re Listed Real Property Rights

7.16.2       List of lease agreements

7.18         List of insurance policies

7.20         List of subsidies, allowances and other public grants

7.21         Disclosures re environmental matters

8.5(a)       Names of the Purchasers and its representatives

8.5(b)       Disclosure letter

8.6          Representatives of the Seller

12.1.2(12)   Schedule of 2007 planned capital expenditures

12.1.3       German restructuring

13.1         Non-Solicitation of business

15           Concept regarding the combination of the purchaser's current business with MAPS China

                                                                   Page 70 of 74

Signed as attachment to the notarial deed of today - file no. 1197/2007 P of notary public Dr. Klaus Piehler at Cologne (Germany) -.

                    Cologne, this 9th and 10th of June, 2007

                                        /s/ Robert Bewilogua
                                        ----------------------------------------

                                        /s/ Franz Aleth
                                        ----------------------------------------

                                        /s/ Klaus Piehler
                                        ----------------------------------------